UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement
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FEDERAL REALTY INVESTMENT TRUST

(Name of Registrant as Specified In Its Charter)

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March 28, 2008

Dear Shareholder:

Please accept our invitation to attend our Annual Meeting of Shareholders on Wednesday, May 7, 2008 at 10:00 a.m. This year’s meeting will be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland.

The business to be conducted at the meeting is described in the formal notice that follows. In addition, management will provide a review of 2007 operating results and discuss the outlook for the future. After the formal presentation, our Trustees and management will be available to answer any questions you may have.

You may vote by mail by completing, signing and returning the enclosed proxy card. You also may vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

Your vote is important and we urge you to vote by one of the three methods mentioned above.

We look forward to seeing you on May 7.

Sincerely,

Joseph S. Vassalluzzo	Donald C. Wood
Non-Executive Chairman of the Board	President and Chief Executive Officer

FEDERAL REALTY INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 7, 2008

To Our Shareholders:

The 2008 Annual Meeting of Shareholders of Federal Realty Investment Trust (the “Trust”) will be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland, on Wednesday, May 7, 2008, at 10:00 a.m. for the purpose of considering and acting upon the following:

1.	The election of two Trustees to serve until our 2011 Annual Meeting of Shareholders.

2.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	The consideration of a shareholder proposal to request that our Board of Trustees take the actions necessary to declassify our board of trustees if properly coming before the Annual Meeting or any adjournment.

4.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment.

Shareholders of record at the close of business on March 19, 2008 are entitled to notice of and to vote at the Annual Meeting.

For the Trustees:

Dawn M. Becker

Executive Vice President—General

Counsel and Secretary

Your vote is important. Even if you plan to attend the meeting, please vote by completing, signing and returning the enclosed proxy card by mail, by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

FEDERAL REALTY INVESTMENT TRUST

1626 East Jefferson Street, Rockville, Maryland 20852

PROXY STATEMENT

March 20, 2008

The Board of Trustees (the “Board” or “Board of Trustees”) of Federal Realty Investment Trust (the “Trust”) is soliciting your proxy to vote on matters that will be presented at our 2008 Annual Meeting of Shareholders (“Annual Meeting”). The Annual Meeting will be held at 10:00 a.m., Wednesday, May 7, 2008, at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland. This proxy statement, the accompanying proxy card and our 2007 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2007, are being mailed on or about March 28, 2008. These materials will assist you in voting your shares by providing information on matters that will be presented at the Annual Meeting.

ABOUT THE ANNUAL MEETING

Why am I receiving these materials?

You are receiving these materials because you owned our common shares of beneficial interest (“Shares”) at the close of business on the record date for the Annual Meeting.

What is the record date for the Annual Meeting?

The Board established March 19, 2008 as the record date for the Annual Meeting. Holders who owned our Shares at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting or any postponements or adjournments of the meeting. We had 58,771,951 Shares outstanding on March 19, 2008.

What is a quorum?

A quorum is required for our shareholders to conduct business at the Annual Meeting. A quorum occurs when a majority of the Shares entitled to vote at the Annual Meeting are present in person or by proxy. Properly executed proxy cards marked “for,” “against” or “abstain” and broker “non-votes” will be counted as present at the Annual Meeting for purposes of determining a quorum.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote your Shares on your behalf. By completing and returning the enclosed proxy card, you are giving Dawn M. Becker and Joseph M. Squeri the authority to vote your Shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your Shares in different ways (i.e., joint tenancy, trusts, custodial accounts) or in multiple accounts. You should vote and sign each proxy card you receive.

What is the difference between a “registered” shareholder and holding Shares in “street name?”

If your Shares are registered directly in your name with American Stock Transfer and Trust Company, our transfer agent, you are a “registered” shareholder. If you own Shares through a broker, bank, trust or other nominee rather than in your own name, you are the beneficial owner of the Shares, but considered to be holding the Shares in “street name.”

How do I vote my Shares?

If you are a “registered” shareholder, you may vote your Shares in person at the Annual Meeting or you may vote:

•	by mailing the enclosed proxy card in the envelope provided;

•	over the telephone (1-800-PROXIES or 1-800-776-9437); or

•	electronically through the Internet at www.voteproxy.com.

Please refer to the specific instructions on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder.

If you wish to vote your “street name” Shares at the Annual Meeting, you must obtain a proxy form from the broker, bank, trust or nominee that is the record holder of your Shares. Your broker, bank, trust or nominee will provide you with instructions for voting your Shares.

What if I don’t vote my Shares?

If you do not vote your Shares, your Shares will not be counted for purposes of determining a quorum or for determining whether the matters presented at the meeting are approved.

What if I abstain?

Abstentions are counted as present for determining a quorum; however, abstentions will have no effect on the election of trustees, the ratification of our independent registered public accounting firm or the approval or disapproval of the shareholder proposal.

How will my Shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your Shares to be voted, Dawn M. Becker and Joseph M. Squeri will vote your Shares as follows:

Item 1	FOR the election of each of the two Trustees to serve until our 2011 Annual Meeting
Item 2	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008

Item 3	AGAINST the shareholder proposal to request that our Board of Trustees take the actions necessary to declassify our board of trustees

What is a broker non-vote and how are broker non-votes treated?

If you own Shares in “street name,” you must give your broker, bank, trust or nominee specific instructions on how to vote your Shares with respect to certain matters to be voted upon at the Annual Meeting. If you fail to give your broker, bank, trust or nominee specific instructions on how to vote your Shares on those matters, it will be considered a broker non-vote. Broker non-votes will be counted for purposes of determining a quorum; however, a broker non-vote will have no effect on the election of trustees, the ratification of our independent registered public accounting firm or the approval or disapproval of the shareholder proposal.

How many votes do I have?

As to each item, you are entitled to cast one vote per Share; however, as to the election of Trustees, you are entitled to cast one vote per Share for each of the two open trustee positions. The proxy card indicates the number of Shares you owned on the record date.

May I change my vote after I return my proxy card?

Yes. A proxy may be revoked by a “registered” shareholder at any time before it is exercised at the Annual Meeting by submitting a proxy bearing a later date or by voting in person at the Annual Meeting. If you hold your Shares in “street name,” you must contact your broker or other nominee to determine how to revoke your original proxy. In general, submitting a subsequent proxy executed by the party that executed the original proxy will revoke the earlier proxy.

SHARE OWNERSHIP

Who are the largest owners of Shares?

Based upon our records and the information reported in filings with the Securities and Exchange Commission (the “SEC”), the following were beneficial owners of more than 5% of our Shares as of March 19, 2008:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Our Outstanding Shares (1)
ING Groep N.V.(2) Amstelveenseweg 500 1081 KL Amsterdam P.O. Box 810 1000 AV Amsterdam The Netherlands	4,954,647	8.4%

The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	3,807,848	6.5%

Deutsche Bank AG(4) Theodor-Heuss-Allee 70 60468 Frankfurt am Main Federal Republic of Germany	3,786,952	6.4%

Barclays Global Investors, NA(5) 45 Fremont Street San Francisco, CA 94105	3,394,587	5.8%

Cohen & Steers, Inc.(6) 280 Park Avenue, 10th Floor New York, NY 10017	3,087,811	5.3%

(1)	Percentage is calculated by taking the number of Shares stated in the Schedule 13G or 13G/A, as applicable, filed with the SEC divided by 58,771,951, the total number of Shares outstanding on March 19, 2008.
(2)	Information based on a Schedule 13G/A filed with the SEC on February 14, 2008 by ING Groep N.V. and its wholly owned indirect subsidiary, ING Clarion Real Estate Securities, L.P. The Schedule 13G/A states that ING Groep N.V. is the holding company of ING Clarion Real Estate Securities, L.P., an investment advisor. The Schedule 13G/A also states that ING Groep N.V. has sole voting and sole dispositive power over 4,954,647 Shares (3,725,187 Shares of which are held by indirect subsidiaries of ING Groep N.V. in their role as a discretionary manager of client portfolios and 12,460 Shares of which are held by indirect subsidiaries of ING Groep N.V. in their role as trustee); and ING Clarion Real Estate Securities, L.P., has sole voting power over 1,542,402 Shares, shared voting power over 3,800 Shares and sole dispositive power over 3,417,442 Shares. The address listed above is for ING Groep N.V. The address for ING Clarion Real Estate Securities, L.P. is 201 King of Prussia Road, Suite 600, Radner, PA 19087.
(3)

Information based on a Schedule 13G/A filed with the SEC on February 27, 2008 by The Vanguard Group, Inc. The Schedule 13G/A states that The Vanguard Group, Inc., an investment advisor, has sole voting power over 20,376 Shares and sole dispositive power over 3,807,848 Shares; and that Vanguard Fiduciary Trust, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 36,660 Shares as a result of serving as investment manager of collective trust accounts, the voting of which it directs.

(4)	Information based on a Schedule 13G/A filed with the SEC on February 4, 2008 by Deutsche Bank AG and its subsidiaries, RREEF America, L.L.C., Deutsche Asset Management Japan Limited, Deutsche Bank Trust Corp. Americas and Deutsche Investment Management Americas. The Schedule 13G/A states that Deutsche Bank AG, a bank, is the parent holding company of RREEF America, L.L.C., an investment advisor, Deutsche Asset Management Japan Limited, an investment advisor, Deutsche Bank Trust Corp. Americas, a bank, and Deutsche Investment Management Americas, an investment advisor. The Schedule 13G/A also states that Deutsche Bank AG has sole voting power over 2,495,222 Shares and sole dispositive power over 3,786,952 Shares; RREEF America, L.L.C. has sole voting power over 2,340,022 Shares and sole dispositive power over 3,612,352 Shares; Deutsche Asset Management Japan Limited has sole voting power over 50 Shares and sole dispositive power over 50 Shares; Deutsche Bank Trust Corp. Americas has sole voting power over 100 Shares and sole dispositive power over 19,000 Shares; and Deutsche Investment Management Americas has sole voting power over 155,050 Shares and sole dispositive power over 155,050 Shares.
(5)

Information based on a Schedule 13G filed with the SEC on February 5, 2008 by Barclays Global Investors, NA, a bank, Barclays Global Fund Advisors, an investment advisor, Barclays Global Investors, Ltd., a bank, Barclays Global Investors Japan Trust and Banking Company Limited, a bank, Barclays Global Investors Japan Limited, an investment advisor, Barclays Global Investors Canada Limited, an investment advisor, Barclays Global Investors Australia Limited, an investment advisor, and Barclays Global Investors (Deutschland) AG, an investment advisor. The Schedule 13G states that Barclays Global Investors, NA has sole voting power over 1,142,055 Shares and sole dispositive power over 1,552,867 Shares; Barclays Global Fund Advisors has sole voting and dispositive power over 1,707,258 Shares; Barclays Global Investors, Ltd. has sole voting power over 48,093 Shares and sole dispositive power over 57,111 Shares; and Barclays Global Investors Japan Limited has sole voting and dispositive power over 77,351 Shares. The Schedule 13G states that the other Barclays entities have voting and dispositive power over no Shares. The address listed above is for Barclays Global Investors, NA and Barclays Global Fund Advisors. The address for Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The address for Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan. The address for Barclays Global Investors Canada Limited is Brookfield Place, 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1. The address for Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220. The address for Barclays Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Unterfohring, Germany.

(6)	Information based on a Schedule 13G/A filed with the SEC on February 13, 2008 by Cohen & Steers, Inc. and its subsidiaries, Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A. The Schedule 13G/A states that Cohen & Steers, Inc. is the parent holding company of Cohen & Steers Capital Management, Inc., an investment advisor, and that Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. together hold a 100% interest in Cohen & Steers Europe S.A., an investment advisor. The Schedule 13G/A also states that Cohen & Steers, Inc. has sole voting power over 2,632,705 Shares and sole dispositive power over 3,087,811 Shares; Cohen & Steers Capital Management, Inc. has sole voting power over 2,617,936 Shares and sole dispositive power over 3,061,795 Shares; and Cohen & Steers Europe S.A. has sole voting power over 14,769 Shares and sole dispositive power over 26,016 Shares. The address listed above is for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. The address for Cohen & Steers Europe S.A. is Chausee de la Hulpe 116, 1170 Brussels, Belgium.

How many Shares do our Trustees and executive officers own?

As of March 19, 2008, our Trustees and executive officers, both individually and collectively, beneficially owned the Shares reflected in the table below. The number of Shares shown in this table reflects beneficial ownership determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, therefore, includes unvested Shares and Shares that have not been issued but as to which options are outstanding and may be exercised within 60 days of the date of this proxy statement. Except as noted in the footnotes that follow the table, each Trustee and executive officer has sole voting and investment power as to all Shares listed. Fractional Shares have been rounded to the nearest full Share.

Name of Beneficial Owner (1)	Common	Unvested Restricted Shares	Options Currently Exercisable or Exercisable Within 60 Days	Total Shares Beneficially Owned	Percentage of Outstanding Shares Owned (2)
Dawn M. Becker	46,829	17,705	27,131	91,665	*
Jeffrey S. Berkes(3)	36,884	28,867	24,688	90,439	*
Jon E. Bortz(4)	1,727	0	0	1,727	*
David W. Faeder	1,284	0	2,500	3,784	*
Larry E. Finger(5)	59,089	0	14,063	73,152	*
Kristin Gamble(6)	35,784	0	15,000	50,784	*
Joseph M. Squeri(7)	0	16,366	0	16,366	*
Gail P. Steinel	677	0	0	677	*
Warren M. Thompson	756	0	0	756	*
Joseph P. Vassalluzzo	8,200	0	2,500	10,700	*
Donald C. Wood(8)	176,815	68,590	278,690	524,095	*

Trustees and executive officers as a group (11 individuals)(9)	368,045	131,528	364,572	864,145	1.5%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each beneficial owner is 1626 East Jefferson Street, Rockville, MD 20852.
(2)	The percentage of outstanding common Shares owned is calculated by taking the number of Shares reflected in the column titled “Total Shares Beneficially Owned” divided by 58,771,951, the total number of Shares outstanding on March 19, 2008, plus the number of options for such person or group reflected in the column titled “Options Currently Exercisable or Exercisable Within 60 Days.”
(3)	Includes 36,884 Shares as to which voting and investment power is shared with Mr. Berkes’ wife.
(4)	Includes 100 Shares as to which voting and investment power is shared with Mr. Bortz’ father; however, Mr. Bortz has expressly disclaimed beneficial ownership of these Shares. Includes 1,627 Shares as to which voting and investment power is shared with Mr. Bortz’ wife.
(5)	Mr. Finger was an executive officer through December 31, 2007.
(6)	Includes 30,600 Shares as to which Ms. Gamble shares investment power for clients. Includes 1,400 Shares as to which Ms. Gamble is a trustee of a profit sharing plan, of which Ms. Gamble has a direct interest in 581 Shares and of which 581 Shares are owned by Ms. Gamble’s husband.
(7)	Mr. Squeri became an executive officer on January 1, 2008.
(8)	Includes 9,437 Shares owned by Mr. Wood’s wife.
(9)	Includes information for both Mr. Finger and Mr. Squeri.

ITEM 1

ELECTION OF TRUSTEES

Composition of the Board

Our Board of Trustees has seven Trustees. The Trustees are divided into three classes with each class serving a three-year term. The terms of each class expire at successive annual meetings so that the shareholders elect one class at each annual meeting. At its meeting on February 10, 2008, the Board, on recommendation of the Nominating and Corporate Governance Committee, approved the nomination of the following two individuals, both of whom are currently serving on the Board, for election as trustees to hold office until the 2011 Annual Meeting and until their successors have been duly elected and qualified:

Name	Age	Position	Trustee Since	Term to Expire
Warren M. Thompson	48	Class III Independent Trustee	2007	2011
Donald C. Wood	47	Class III Non-Independent Trustee President and Chief Executive Officer of the Trust	2003	2011

Warren M. Thompson, President and Chairman of Thompson Hospitality Corporation, a food service company that owns and operates restaurants and contract food services, since founding the company in October 1992. Director of Hilb, Rogal & Hobbs, an insurance brokerage company.

Donald C. Wood, President and Chief Executive Officer of the Trust since January 2003; prior to that time, various officer positions with the Trust, including President and Chief Operating Officer (2001 to 2003), Senior Vice President and Chief Operating Officer (2000 to 2001), Senior Vice President-Chief Operating Officer and Chief Financial Officer (1999 to 2000) and Senior Vice President-Treasurer and Chief Financial Officer (1998 to 1999).

Vote Required

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required for the election of Trustees. If you fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR the election of the named individuals. An abstention or broker non-vote will have no effect on the outcome of the vote on this proposal. You are entitled to cast one vote per Share for each of the two named individuals. Proxies may not be voted for more than two individuals.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE TWO NOMINEES FOR TRUSTEE.

The other five Trustees currently serving on the Board are named below. These Trustees will continue to serve on the Board until the annual meeting to be held in the year indicated.

Name	Age	Position	Trustee Since	Term to Expire
Gail P. Steinel	51	Class I Independent Trustee	2006	2009
Joseph S. Vassalluzzo	60	Class I Independent Trustee Non-Executive Chairman of the Board	2002	2009
Jon E. Bortz	51	Class II Independent Trustee	2005	2010
David W. Faeder	51	Class II Independent Trustee	2003	2010
Kristin Gamble	62	Class II Independent Trustee	1995	2010

Gail P. Steinel, Owner of Executive Advisors, which provides consulting services to chief executive officers and leadership seminars to companies. Executive Vice President with BearingPoint, Inc., a management and technology consulting firm that provides application services, technology solutions and managed services to companies and government organizations, from July 2002 through February 2007 with responsibility for overseeing the global commercial services business unit; global managing partner and founding member of Arthur Andersen’s business consulting practice from 1984 to June 2002.

Joseph S. Vassalluzzo, Non-Executive Chairman of the Board of Trustees since February 2006; former Vice Chairman of Staples, Inc., a retailer specializing in home, office, and computer products, from January 2000 through July 2005, with responsibility for overseeing domestic and international growth in its retail and commercial operations; various other officer positions with Staples and Staples Realty & Development, a subsidiary of Staples, Inc., from 1997 to 2000; Director of iParty Corp., a premier multi-channel party supply and party planning company; Director of Commerce Bancorp, Inc., a regional financial services organization serving metropolitan Philadelphia, New Jersey, New York, Delaware, Washington, DC and Virginia; Director of Life Time Fitness, Inc., an operator of distinctive and large sports, athletic, fitness and family recreation centers.

Jon E. Bortz, President and Chief Executive Officer of LaSalle Hotel Properties, a multi-tenant, multi-operator hotel REIT, since its formation in 1998, including serving as Chairman of the Board since 2001; Trustee of LaSalle Hotel Properties.

David W. Faeder, Managing Partner of Fountain Square Properties, a diversified real estate company, since 2003. President (from 2000 to 2007) of Sunrise Assisted Living Foundation, Inc., a not-for-profit organization; and President (from 1997 to 2000) and Executive Vice President and Chief Financial Officer (from 1993 to 1997) of Sunrise Assisted Living, Inc., a provider of senior living services in the United States, United Kingdom and Canada.

Kristin Gamble, President of Flood, Gamble Associates, Inc., an investment counseling firm, since 1984. Director of Ethan Allen Interiors, Inc., a furniture manufacturer and retailer.

CORPORATE GOVERNANCE

Independence of Trustees

Article III, Section 1 of our Bylaws provides that no more than one of our Trustees can fail to qualify as independent under the requirements of the New York Stock Exchange (“NYSE”), the SEC, our Corporate Governance Guidelines and other applicable rules and regulations. At its first quarterly meeting each calendar year, the Board reviews all relationships between us and each Trustee to determine whether each Trustee is independent under all applicable requirements. That review includes a determination of whether there are any material relationships between us and the Trustee which, in the opinion of the Board, adversely affect the Trustee’s ability to exercise independent judgment as a trustee. The Board also considers independence on an ongoing basis throughout the year if there are any changes in circumstances that could impact a Trustee’s independence.

The Board, on recommendation of the Nominating and Corporate Governance Committee, and after considering all relevant facts and circumstances, determined in February 2007 and February 2008 that, except for Mr. Wood, the Trust’s Chief Executive Officer, each Trustee then serving on the Board satisfied all applicable requirements to be considered independent. In making that determination, the Board concluded that a Trustee’s position as a director of a company with which we do business does not constitute a material relationship so long as payments made by that company do not account for more than five percent (5%) of our gross revenues or more than ten percent (10%) of the gross revenues of that company. This standard is set forth in our Corporate Governance Guidelines. In addition, the Board considered whether any company in which a Trustee is an employee made payments to us or whether we made payments to such company that exceeded the greater of $1 million or 2% of the consolidated gross revenues of either us or that company during the last three fiscal years. This is a standard set by the NYSE and the SEC. Further, the Board has concluded that except for Mr. Wood, who is an employee of the Trust, there are no relationships, material or otherwise, between us and any of the Trustees except as described below. All of these relationships were considered by the Board in making its determination that all Trustees other than Mr. Wood are independent. The specific relationships considered by the Board in making its independence determinations were the following, which includes all of those relationships described in the “Certain Relationships and Related Transactions” section below:

Name	Affiliated Company/Position	Relationship
Jon E. Bortz	President, Chief Executive Officer and a Trustee of LaSalle Hotel Properties	In 2006 we paid LaSalle Hotel Properties $55,056 for three functions we held at hotels owned by LaSalle Hotel Properties. No functions were held at hotels owned by LaSalle Hotel Properties during 2005 or 2007

David W. Faeder	None	None

Kristin Gamble	Director of Ethan Allen Interiors, Inc.	Ethan Allen leases 2 locations from us totaling 16,600 square feet

Walter F. Loeb(1)	None	None

Gail P. Steinel(2)	Former Executive Vice President of BearingPoint, Inc.	For consulting work done in 2004, we paid BearingPoint $65,976 in 2005. BearingPoint did not perform any consulting work for us during 2006 or 2007

Warren M. Thompson(3)	President and a Director of Thompson Hospitality Corporation	Thompson Hospitality Corporation’s wholly owned subsidiary, Austin Grill, LLC d/b/a Austin Grill, leases 3 locations from us totaling 17,400 square feet

	Director of Hilb, Rogal and Hobbs	Hilb, Rogal and Hobbs is our insurance broker. In each of 2005, 2006 and 2007, we paid Hilb, Rogal and Hobbs $464,000 in fees for acting as our broker

Joseph S. Vassalluzzo(4)	Director of Commerce Bancorp, Inc.	Commerce Bank leases 2 locations from us totaling 7,600 square feet

	Director of iParty Corp.	iParty leases 1 location from us totaling 8,500 square feet

	Former Director of Olly Shoes, LLC	Olly Shoes leases 1 location from us totaling 2,000 square feet

(1)	Mr. Loeb retired as a Trustee in May 2007.
(2)	Ms. Steinel resigned from BearingPoint on February 28, 2007.
(3)	Mr. Thompson joined the Board in July 2007. The Board determined Mr. Thompson was independent at that time.
(4)	Mr. Vassalluzzo resigned as a director of Olly Shoes, LLC in September, 2007.

In no instance did the payments made to us by any tenant with which our Trustees are affiliated, or the payments made by us to LaSalle Hotel Properties, BearingPoint or Hilb, Rogal and Hobbs, account for more than five percent (5%) of our gross revenues or more than ten percent (10%) of the gross revenues of any tenant, LaSalle Hotel Properties, BearingPoint or Hilb, Rogal and Hobbs, as applicable. Further, the payments made by us to LaSalle Hotel Properties in 2006 accounted for less than 2% of each of our and LaSalle Hotel Properties’ consolidated gross revenues in 2006 and the payments made to us by Thompson Hospitality Corporation’s wholly-owned subsidiary, Austin Grill, LLC, accounted for less than 2% of each of our and Thompson Hospitality Corporation’s consolidated gross revenues for each of the last three fiscal years.

Board of Trustees and Board Committees

Board of Trustees:

During 2007, the Board of Trustees held nine meetings and the non-management Trustees (all of whom are independent) held four executive sessions. Mr. Vassalluzzo, the Non-Executive Chairman of the Board, presided over all Board meetings as well as all executive sessions of the non-management Trustees during 2007. The Non-Executive Chairman of the Board is expected to preside over all future Board meetings and executive sessions of non-management Trustees. Each of the Trustees attended at least 75% of all meetings of the Board and the Board committees during his or her tenure on those committees in 2007. On an aggregate basis, the Trustees attended 97% of all Board and Board committee meetings in 2007. Our Corporate Governance Guidelines provide that all Trustees are expected to attend all meetings of the Board and the Board committees on which he or she serves as well as the Annual Meeting of Shareholders. All Trustees who served on the Board at the time of our 2007 Annual Meeting of Shareholders attended that meeting.

The Board has three standing committees which are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter which is available in the Investor Information section of our website at www.federalrealty.com. You may also obtain a print copy of the committee charters by sending a written request to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852. Each member of these committees meets, and throughout 2007 met, the independence, experience and, with respect to the Audit Committee, the financial literacy requirements, of the NYSE, the SEC and our Corporate Governance Guidelines.

The current members of these committees are:

Audit Committee (1)	Compensation Committee (2)	Nominating and Corporate Governance Committee (3)
Dave Faeder*	Jon Bortz*	Kristin Gamble*
Jon Bortz	Dave Faeder	Gail Steinel
Kristin Gamble	Gail Steinel	Warren Thompson
Warren Thompson	Joe Vassalluzzo	Joe Vassalluzzo

*	Denotes current chairman of the committee
(1)	Mr. Faeder serves as the “audit committee financial expert.” Ms. Gamble and Mr. Thompson joined the Audit Committee in July 2007. Mr. Vassalluzzo served on the Audit Committee until July 2007. Mr. Loeb, a former trustee, served on the Audit Committee until his retirement from the Board in May 2007. All members of the Audit Committee are independent under applicable requirements.
(2)	Mr. Vassalluzzo joined the Compensation Committee in July 2007. Ms. Gamble served on the Compensation Committee until July 2007.
(3)	Ms. Steinel joined the Nominating and Corporate Governance Committee in May 2007 and Mr. Thompson joined the Nominating and Corporate Governance Committee in July 2007. Mr. Loeb served on this Committee until his retirement from the Board in May 2007.

Audit Committee

The Audit Committee is responsible for, among other things: (a) selecting the independent registered public accounting firm and approving and overseeing its work; (b) overseeing our financial reporting, including reviewing results with management and the independent registered public accounting firm; and (c) overseeing our internal systems of accounting and controls. During 2007, the Audit Committee met five times.

Compensation Committee

The Compensation Committee is responsible for, among other things: (a) reviewing and recommending compensation for our officers; (b) administering the Amended and Restated 2001 Long-Term Incentive Plan (“2001 Plan”), including making awards under that plan; and (c) administering other benefit programs of the Trust. During 2007, the Compensation Committee met three times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things: (a) recommending individuals to stand for election to the Board; (b) making recommendations regarding committee memberships; and (c) overseeing our corporate governance policies and procedures, including Board and Trustee evaluations. During 2007, the Nominating and Corporate Governance Committee met two times.

Identifying individuals to stand for election as Trustees

The Nominating and Corporate Governance Committee is responsible for identifying individuals to stand for election as Trustees. It begins the process by determining whether there are any changes that should be made to the Board in terms of size or skill sets in order for the Board to appropriately perform its responsibilities. If the Committee concludes that no changes are needed, it first reviews each of the incumbent Trustees whose terms are expiring to determine whether those individuals should be nominated for reelection to the Board. If the Committee determines that the Board should be expanded or that the incumbent Trustees whose terms are expiring should not be nominated for reelection and those positions need to be filled, the Committee will seek recommendations from other Board members for possible candidates. If no appropriate candidates are identified, the Committee will consider retaining a search firm. Recommendations provided by shareholders will also be considered and will be evaluated on the same basis as all other Board candidates.

The primary factors included in the Committee’s determination are whether the individual possesses skills which are desirable for the effective oversight of the Trust’s operation and complementary to the skills of the other Trustees. If the individual is an incumbent Trustee, the Committee also considers whether he or she is performing his or her responsibilities as a Trustee well and adding value to the Board and its operations as reflected on the most recent individual Trustee evaluations. All candidates for election to the Board should, at a minimum, possess public company, real estate, retail and/or other financial experience and have a history of honesty, integrity and fair dealing with third parties.

Once a candidate is identified who has not previously served on the Board, the Committee arranges meetings between the candidate and Board members as well as our senior management. The Committee also undertakes whatever investigative and due diligence activities it deems necessary to verify the candidate’s credentials and determine whether the candidate would be a positive contributor to the operations of the Board and a good representative of our shareholders. Critical to this whole process is the Committee’s determination that any candidate presented to the shareholders for election to the Board satisfies all of the independence requirements imposed by the NYSE, the SEC, our Corporate Governance Guidelines and other applicable rules and regulations.

Any shareholder may propose a candidate to be nominated for election to the Board by following the procedures outlined in Article II, Section 13 of our Bylaws. Any shareholder wishing to present a candidate for consideration as a Trustee for election at the Trust’s 2009 Annual Meeting of Shareholders must provide the Committee with the name of the shareholder proposing the candidate as well as contact information for that shareholder, the name of the individual proposed for election, a resume or similar summary that includes the individual’s qualifications and such other factual information that would be necessary or helpful for the Committee to evaluate the individual. The information should be sent to the Committee, in care of the Trust’s Secretary, by no later than November 28, 2008 so that the Secretary can forward it to the Committee chair for consideration. The Committee will not have sufficient time to evaluate any candidate submitted after that date. A copy of our Bylaws is available in the Investor Information section of the Trust’s website at www.federalrealty.com.

Trustee Compensation

In 2007 the Non-Executive Chairman of the Board was eligible to receive an annual fee for Board service of $135,000 and each other non-employee Trustee was eligible to receive an annual fee of $80,000. A minimum of 20% of that annual fee was required to be paid in Shares; however, each Trustee had the option to take up to the entire amount of the fee in Shares. For 2007, each Trustee elected to take between 20% and 100% of his or her fee in Shares. In addition to the annual fee, the chairman of the Audit Committee received $15,000 for service as Audit Committee chairman and the chairmen of each of the Compensation and Nominating and Corporate Governance Committees received $10,000 for service as chairmen of those committees. The actual annual fee and chairman fee that a Trustee was eligible to receive was prorated based on the number of months during the year he or she served as a Trustee, Non-Executive Chairman or chairman of a committee, as applicable. Each Trustee also was reimbursed for expenses incurred in connection with performing his or her responsibilities as a Trustee. Mr. Wood did not receive any compensation for his service on the Board in 2007.

Payment of the portion of the annual fee each Trustee elected to receive in Shares (“Equity Fee”) was calculated in the same way as long-term equity awards are calculated for our senior management team under our Amended and Restated 2003 Long-Term Incentive Award Program (“LTIAP”) which is described in detail in the “Compensation Discussion and Analysis” section below. For Trustees to earn their Equity Fee for 2007, we were required to achieve pre-established performance levels for three separate performance measures for the period from January 1, 2005 through December 31, 2007. Fifty percent (50%) of the Equity Fee was contingent on our relative total return to shareholders (taking into account both stock price appreciation and dividends, assuming all dividends are reinvested) as compared with the Bloomberg REIT Shopping Center Index; twenty-five percent (25%) of the Equity Fee was contingent on our absolute total return to shareholders (taking into account both stock price appreciation and dividends, assuming all dividends are reinvested); and the remaining twenty-five percent (25%) of the Equity Fee was contingent on our return on invested capital.

No Equity Fee is earned for any performance metric if we achieve less than the threshold level. Trustees can earn between 50% and 100% of their Equity Fee for a performance metric if we achieve above the threshold level but below the target level and between 100% and 150% of their Equity Fee for a performance metric if we achieve above the target level but below the stretch level. If we achieve above the stretch level on any performance metric, the Trustee will be eligible to earn 150% of his or her Equity Fee for that performance metric.

The threshold, target and stretch level of performance set by the Compensation Committee for each performance metric used for determining the amount of the Equity Fee for each Trustee for the 3-year period from January 1, 2005 through December 31, 2007 was the same as set for our senior management team and is as follows:

Performance Measure	Threshold	Target	Stretch	Actual Achieved
Relative Total Return	40th percentile	60th percentile	80th percentile	100th percentile
Absolute Total Return	8.00%	10.00%	12.00%	20.77%
Return on Invested Capital	9.60%	9.85%	10.00%	10.51%

The Equity Fee is paid in the form of Shares that vest immediately on the date of the grant. The number of Shares actually awarded for 2007 was determined by dividing the amount of the Equity Fee by $73.03, the closing price of our stock on the NYSE on February 8, 2008, the last business day prior to the date the Equity Fee was paid.

In 2007, the Trust performed beyond the stretch level of performance on all three performance measures resulting in payment of the Equity Fee at 150% of the amount each Trustee elected to receive in Shares. The final amount of the Equity Fee earned by each Trustee is determined at the Compensation Committee’s annual meeting that occurs sometime in February of each calendar year. Whether these awards are made before or after we release financial results for the prior fiscal year depends solely on when the Compensation Committee meets in relation to the meetings of the Board and the Audit Committee, the dates for all of which are set the preceding year.

In addition to the annual retainer described above and in exchange for providing additional services to the Board with respect to evaluating prospective real estate acquisitions and dispositions by us, we made available to Mr. Vassalluzzo an office, for both Trust business and personal use, in our regional office in Wynnewood, Pennsylvania, as well as administrative support and office equipment. Except for the annual fee for serving as a Trustee, the annual fee for serving as chairman of a committee and the use of an office and administrative support made available to Mr. Vassalluzzo, all as described above, there were no additional fees paid to any Trustee, including the Non-Executive Chairman, for service on any of the Board committees or for attendance at any Board or committee meetings.

Total compensation awarded to Trustees for service in 2007 was as follows:

2007 TRUSTEE COMPENSATION TABLE
Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
	($)	($) (1)(2)	($)	($)
Jon E. Bortz	$50,000	$60,000	$—	$110,000
David W. Faeder	79,000	24,000	—	103,000
Kristin Gamble	74,000	24,000	—	98,000
Walter F. Loeb(3)	26,740	—	—	26,740
Gail P. Steinel	56,000	36,000	—	92,000
Warren M. Thompson	—	55,233	—	55,233
Joseph S. Vassalluzzo(4)	67,500	101,250	28,188	196,938

Total	$353,240	$300,483	$28,188	$681,911

(1)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes in accordance with Financial Accounting Statement 123R (“FAS 123R”) for the fiscal year ended December 31, 2007. Assumptions used in calculating the amounts included in this column are described in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2008. Dividends are paid on all Shares awarded at the same rate as paid to all other holders of our common shares as declared by our Board from time to time.
(2)	As of December 31, 2007, Mr. Bortz owned 805 Shares; Mr. Faeder owned 955 Shares and had 2,500 options; Ms. Gamble owned 4,036 Shares and had 15,000 options; Ms. Steinel owned 184 Shares; Mr. Thompson owned no shares; and Mr. Vassalluzzo owned 6,814 Shares and had 2,500 options.
(3)	With Mr. Loeb’s retirement from the Board in May 2007, his pro-rated 2007 fees were paid entirely in cash.
(4)

The amount in the “All Other Compensation” column represents our estimated value of the office and administrative services and office equipment we made available to Mr. Vassalluzzo for both Trust business and personal use in our regional office in Wynnewood, Pennsylvania. We estimated the value by assigning a market rent to the office being used by Mr. Vassalluzzo, valuing 1/3 of the cost of the administrative assistant supporting Mr. Vassalluzzo and assigning a pro rata cost of all additional office overhead based on the number of people located in our Wynnewood office. We believe the incremental cost to us of providing this office space, administrative support and office equipment is less than $500.

Trustee compensation for 2008 has been modified so that effective as of January 1, 2008, non-employee Trustees will be entitled to receive the following fees for their service on the Board:

Annual retainer for Non-Employee Trustees	$100,000
Annual retainer for Non-Executive Chairman	$150,000
Annual Fee for Audit Committee Chairman	$20,000
Annual Fee for Compensation Committee Chairman	$10,000
Annual Fee for Nominating Committee Chairman	$10,000

Each non-employee Trustee, including the Non-Executive Chairman of the Board, is required to take a minimum of fifty percent (50%) of the annual retainer in the form of Shares and may elect to receive up to an additional twenty-five percent (25%) of the annual retainer in Shares. All Shares paid as part of the annual retainer will be issued on the first business day of the following year and will vest immediately upon issuance. The number of Shares actually received by the Trustee will be determined by dividing the total amount elected to be received in Shares by the closing price of our Shares on the NYSE on December 31 of the applicable year. The remainder of the annual retainer as well as the annual fees paid to the Audit, Compensation and Nominating and Corporate Governance Committee Chairmen will be paid in cash.

Communications with the Board

Any shareholder of the Trust or any other interested party may communicate with the Board as a whole, the non-management Trustees of the Board as a group, the Non-Executive Chairman of the Board, and/or any individual Trustee by sending the communication to the Trust’s corporate offices at 1626 East Jefferson Street, Rockville, MD 20852 in care of the Trust’s General Counsel. All such communications should identify the party to whom they are being sent, and any communication which indicates it is for the Board of Trustees or fails to identify a particular Trustee will be deemed to be a communication intended for the Trust’s Non-Executive Chairman of the Board. The Trust’s General Counsel will promptly forward to the appropriate Trustee all communications he or she receives for the Board or any individual Trustee which relate to the Trust’s business, operations, financial condition, management, employees or similar matters. The Trust’s General Counsel will not forward to any Trustee any advertising, solicitation or similar materials.

Other Corporate Documents

The Board of Trustees has adopted a Code of Ethics for senior financial officers as well as a Code of Business Conduct that applies to all of our Trustees and employees. In addition, the Board operates under Corporate Governance Guidelines. The Code of Ethics for our senior financial officers, our Code of Business Conduct and our Corporate Governance Guidelines are available in the Investor Information section of our website at www.federalrealty.com. You may also obtain a print copy of those documents by sending a written request to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Trust specifically incorporates this Report by reference therein.

Management is primarily responsible for our financial statements and reporting process. The Trust’s independent registered public accounting firm, Grant Thornton LLP (“GT”), is responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Audit Committee oversees the financial reporting process on behalf of the Board. In addition, the Audit Committee oversees the work of the Trust’s internal audit function which has been provided by Reznick Group since March 2003.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. All quarterly meetings during 2007, and other meetings when appropriate, included executive sessions with our independent accountant without management being present. The Audit Committee met five times during 2007, including four executive sessions with GT. In the course of fulfilling its oversight responsibilities, the Audit Committee met with both management and GT to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with GT matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees, including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with GT matters relating to its independence and has received from GT the written disclosures and letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

During 2007 the lead audit partner at GT who had been responsible for our account rotated off of the account as required under the Sarbanes-Oxley Act of 2002. The transition to the new lead audit partner occurred without any disruption to the Trust’s financial reporting process or GT’s audit of our 2007 financial statements and review of our internal controls.

The Audit Committee continued to monitor the non-audit services provided by GT throughout the year. The Audit Committee has limited these services primarily to income tax form preparation for us and our subsidiaries and the provision of advice on the tax impacts of acquisition and other property related transactions. GT performed the 2007 audit of the financial statements of our joint venture with affiliates of the Clarion Lion Properties Fund in which we own a 30% equity interest. The Audit Committee approved GT’s performing this audit only after determining that it would not adversely impact GT’s independence.

In addition, the Audit Committee continued to oversee in 2007 the internal auditor’s ongoing testing of the effectiveness of our internal controls. The findings of the internal auditor were reported to the Audit Committee on a quarterly basis. GT, as part of its 2007 audit of our financial statements, independently reviewed our internal controls and concluded that there were no material weaknesses or significant deficiencies.

On the basis of the reviews and discussions the Audit Committee has had with GT, our internal auditor and management, the Audit Committee recommended to the Board of Trustees that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Submitted by:

David W. Faeder, Chairman

Jon E. Bortz

Kristin Gamble*

Warren M. Thompson*

*	Ms. Gamble and Mr. Thompson joined the Audit Committee on July 17, 2007. Neither Ms. Gamble nor Mr. Thompson participated in any activities of the Audit Committee prior to that date.

ITEM 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Trustees has retained GT as our independent registered public accounting firm for the year ending December 31, 2008 and is asking the shareholders to ratify that selection. Our organizational documents do not require that our shareholders ratify the selection of GT as our independent registered public accounting firm; however, we are seeking ratification because we believe that it is a matter of good corporate practice. If the ratification is not approved, the Audit Committee may reconsider whether to retain GT. Even if the ratification is approved, the Audit Committee may change the appointment of GT at any time if it determines such a change would be in the best interests of the Trust and our shareholders.

A representative of GT will be present at the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

The Audit Committee believes that GT is qualified to serve as our independent registered public accounting firm. GT is familiar with our affairs and financial procedures, having served as our independent accountant since June 4, 2002 and having also served in that capacity for approximately 20 years prior to 1999. GT is registered with the Public Company Accounting Oversight Board.

Pursuant to its charter, the Audit Committee must pre-approve all audit and non-audit services provided by GT. For 2008 the Audit Committee to date has approved GT’s providing the following non-audit services: (a) tax planning and other consultation for purposes of structuring acquisitions, dispositions, joint ventures and other investment or financing opportunities as well as consultation associated with financial reporting matters provided that the aggregate amount paid to GT for such services does not exceed $100,000; (b) issuance of comfort letters and consents in connection with capital markets transactions approved in accordance with our policies and procedures provided that the aggregate amount paid to GT for such services does not exceed $75,000; (c) issuance of audit opinions related to acquisition audits required under Rule 3-14 of Regulation S-X provided that the aggregate amount paid to GT for such services does not exceed $75,000; and (d) a Limited Review of our letter to the State of California EPA provided that the aggregate amount paid to GT for such services does not exceed $2,600.

Once the pre-approved dollar limit for any non-audit service has been reached, no additional services of that type can be provided by GT without further approval by the Audit Committee. The Audit Committee has concluded that GT’s providing these permissible non-audit services up to the aggregate pre-approved amounts would not compromise GT’s independence. The Audit Committee may approve GT’s providing additional non-audit services or services in excess of the amounts specified above if it determines that it is in our best interest and that GT’s independence would not be compromised. All audit and non-audit services provided to us by GT for the 2007 fiscal year are described in the “Relationship With Independent Registered Public Accounting Firm” section below.

In addition to the foregoing non-audit services, the Audit Committee also has approved GT’s performing the audit of the financial statements for our equity joint venture with affiliates of the Clarion Lion Properties Fund for the fiscal years ending 2004 through 2007. We own a 30% interest in that joint venture. The Audit Committee approved GT’s performing this audit using the same criteria it uses for approving non-audit services. Although we do not consolidate the results of the joint venture, we do include our share of the joint venture’s results in our financial statements. The Committee concluded that having GT perform the joint venture’s audit facilitates the inclusion of those results in our financial statements.

Vote Required

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to ratify the Audit Committee’s selection of GT as our independent registered public accounting firm for 2008. If you fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR this proposal. An abstention or broker non-vote will have no effect on the outcome of the vote on this proposal.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF GT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GT has served as our independent registered public accounting firm for the years 2002 through 2007. The Audit Committee approves in advance all fees paid to and services provided by GT. In addition, the Audit Committee has considered those services provided by GT and has determined that such services are compatible with maintaining the independence of GT. During 2007 and 2006, we retained GT to provide services in the following categories and amounts:

	2007	2006
Audit Fees(1)	$522,665	$446,685
Audit-Related Fees(2)	79,808	77,908
Tax Fees(3)	242,090	283,986
All Other Fees	—	—

Total	$844,563	$808,579

(1)	Audit fees include all fees and expenses for services in connection with: (a) the audit of our financial statements included in our annual reports on Form 10-K; (b) Sarbanes-Oxley Section 404 relating to our annual audit; (c) the review of the financial statements included in our quarterly reports on Form 10-Q; and (d) consents and comfort letters issued in connection with debt offerings and common stock offerings. These figures do not include $17,707 and $14,175 we paid to GT as our 30% share of the cost of the audits of the fiscal 2007 and 2006 financial statements, respectively, of our joint venture with affiliates of Clarion Lion Properties Fund.
(2)	Audit-related fees primarily include audits in connection with acquisitions and audits of our employee benefit plans.
(3)	Tax fees include preparation of federal and state tax returns for us and certain of our subsidiaries, earnings and profits calculations and requested tax research, none of which research related to tax shelters. These figures do not include $3,930 and $3,180 we paid to GT as our 30% share of the cost of tax return preparation for 2007 and 2006, respectively, for our joint venture with affiliates of Clarion Lion Properties Fund.

EXECUTIVE OFFICERS

Our “named executive officers” for 2007 and our current “named executive officers” are:

Name	Age	Position
Donald C. Wood	47	President and Chief Executive Officer
Larry E. Finger(1)	54	Former Executive Vice President-Chief Financial Officer and Treasurer
Joseph M. Squeri(1)	42	Executive Vice President—Chief Financial Officer and Treasurer
Dawn M. Becker	44	Executive Vice President—General Counsel and Secretary
Jeffrey S. Berkes	44	Executive Vice President—Chief Investment Officer

(1)	Mr. Finger served as the Trust’s Executive Vice President-Chief Financial Officer and Treasurer until December 31, 2007. Mr. Squeri became the Trust’s Executive Vice President-Chief Financial Officer and Treasurer on January 1, 2008.

Donald C. Wood, Information for Mr. Wood is provided above in “Item 1—Election of Trustees.”

Larry E. Finger, Former Executive Vice President-Chief Financial Officer and Treasurer of the Trust from February 2005 through December 2007, with responsibility for overseeing the Trust’s East Coast asset management, capital markets, financial reporting and investor relations functions; and Senior Vice President–Chief Financial Officer and Treasurer of the Trust (March 2002 to February 2005).

Joseph M. Squeri, Executive Vice President-Chief Financial Officer and Treasurer of the Trust since January 2008, with responsibility for overseeing the Trust’s East Coast asset management, capital markets, financial reporting and investor relations functions; served in a variety of positions at Choice Hotels International, from 1997 through 2007, including chief financial officer beginning in 1999, and then more significant operating roles culminating in his position as president and chief operating officer.

Dawn M. Becker, Executive Vice President—General Counsel and Secretary of the Trust since February 2005, with responsibility for overseeing the Trust’s West Coast operations and Legal Department; and prior to that time, various officer positions with the Trust, including Senior Vice President—General Counsel and Secretary (February 2003 to February 2005), Vice President—General Counsel and Secretary (March 2002 to February 2003) and Vice President—Real Estate and Finance Counsel (February 2000 to March 2002).

Jeffrey S. Berkes, Executive Vice President-Chief Investment Officer since February 2006, with responsibility for overseeing acquisitions, dispositions and other investment activity for the Trust; and prior to that time, various officer positions with the Trust, including Senior Vice President-Chief Investment Officer (June 2003 to February 2006), Senior Vice President—Strategic Transactions (February 2002 to June 2003) and Vice President-Strategic Transactions (February 2000 to February 2002).

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives:

Our compensation programs are designed to create a compensation package for each executive officer that is sufficiently competitive to attract and retain top-level real estate professionals and to motivate those individuals to achieve superior results for the Trust. As part of this compensation philosophy, we try to provide a strong link between an executive’s total earnings opportunity and our short-term and long-term performance based on the achievement of pre-determined financial targets and operating goals and to encourage our executives to enhance shareholder value by acting and thinking like shareholders. The key principles guiding our compensation decisions are:

1. Total compensation opportunities must be competitive with the marketplace so that we can attract, retain and motivate talented executives who are necessary for achieving superior results for the Trust; however, the aggregate compensation levels must be reasonable in the context of our overall cost structure and not impact our ability to achieve the annual growth in funds from operations (“FFO”) per share that is a key objective of our operating strategy. FFO is a non-GAAP supplemental earnings measure which we consider meaningful in measuring our operating performance. A reconciliation of FFO to net income is included on page 56 of our Annual Report on Form 10-K filed with the SEC on February 27, 2008.

2. A significant part of each executive’s compensation potential should be dependent on achieving specific financial objectives that will create both short-term and long-term shareholder value. When the company performs well on both an absolute basis and a relative basis, executives will receive greater incentive compensation and when the company does not perform well either on an absolute basis or on a relative basis, incentive compensation will be reduced.

3. A significant portion of each executive’s total compensation opportunity should be equity based. Our executives should act in the best interest of our shareholders and the best way to encourage them to do that is through compensating them with an equity stake in the Trust and requiring that they maintain a meaningful ownership position. To facilitate this objective, we have adopted guidelines for our Chief Executive Officer, and Executive and Senior Vice Presidents that require them to maintain a minimum level of equity ownership in the Trust equal to a multiple of his or her annual base salary and annual bonus as follows:

Chief Executive Officer	3 times
Chief Financial Officer	2 1/2 times
Other Executive and Senior Vice Presidents	2 times

The Nominating and Corporate Governance Committee confirmed that all of our senior officers were in compliance with the minimum stock ownership requirements at December 31, 2007.

4. The amount each executive actually earns out of his or her total compensation opportunity should vary based on the person’s performance, contribution and overall value to the business. The proportion of an individual’s total compensation that varies with individual and company performance objectives should increase as the individual’s business responsibilities increase.

Each executive officer’s annual compensation package, including the compensation package for the Chief Executive Officer, generally includes three components: (a) base salary; (b) an annual performance bonus that is earned on the basis of achieving annual financial objectives and individual performance; and (c) a long-term equity incentive that is determined on the basis of our performance over the prior three year period. Each of these components will be discussed in more detail below.

Management’s Role in Compensation Decisions:

Our Chief Executive Officer, Mr. Wood, makes recommendations to the Compensation Committee for annual compensation paid to all Executive Vice Presidents, Senior Vice Presidents and Vice Presidents. He also makes recommendations for equity awards to other employees throughout the company. The Compensation Committee can accept or modify Mr. Wood’s recommendations as they see fit.

In addition, Mr. Wood is the sole member of a committee created by the Board with authority to make awards of Shares and options throughout the year to non-officer employees and new hires. This committee has authority to issue up to 100,000 options per year, but no more than 20,000 options to any one individual, and to issue up to 25,000 restricted Shares per year, but no more than 2,500 Shares to any one individual. We notify the Chairman of the Compensation Committee of all awards made by this committee within one day after the award is made and include with that notification a copy of the approval of the award by the committee. This committee cannot make equity awards to any of our officers or Trustees. In 2007, this committee made awards of 10,586 Shares and 17,000 options.

Timing of Equity Grants:

Equity awards to our employees under our annual bonus plan and long-term incentive award program described below are made at the Compensation Committee’s meeting that occurs sometime in February of each calendar year. Whether these awards are made before or after we release financial results for the prior fiscal year depends solely on when the Compensation Committee meets in relation to the meetings of the Board and the Audit Committee, the dates for all of which are set during the preceding year. Equity awards to new hires are generally made on the first day on which the employee starts work and equity awards to employees who are promoted generally are made on the day on which the promotion has been fully approved. All of our options are awarded at the closing price of our common stock on the NYSE on the date the award is made. Neither the Compensation Committee nor the special equity award committee has ever granted options with an exercise price that is less than the closing price on the NYSE on the date of the grant nor has either committee granted options which are priced on a date other than the grant date except as described in the next sentence. Equity awards for Vice Presidents and above for performance through 2007 were made at the Compensation Committee’s meeting on February 10, 2008. Because February 10, 2008 was a Sunday, the awards were made using the closing price of the Trust’s Shares on the NYSE on Friday, February 8, 2008, the last business day prior to the Compensation Committee’s meeting.

Termination and Change-in-Control Arrangements:

We have agreements in place with each of our named executive officers providing for various payments and benefits to be made to them if their employment with us is terminated for certain reasons or if there is a change in control. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail in the “Potential Payments on Termination of Employment and Change-in-Control” section below. We believe that the payments provided for in these agreements are reasonable and appropriate as part of the total compensation packages available for our named executive officers.

2007 Compensation:

In determining market parameters for 2007 compensation, the Compensation Committee establishes a basic frame of reference for total annual compensation and for each component of compensation, including base pay, annual bonus and equity compensation, using the National Association of Real Estate Investment Trust’s 2007 Compensation Survey (“NAREIT Survey”). The NAREIT Survey includes compensation information for approximately 90 real estate investment trusts (“REITs”) of varying sizes and in various sectors, including retail, office and residential. The Committee members then apply their individual understanding, experiences and judgments in the national marketplace of senior level real estate and related industry pay in both public and private concerns that may compete for our executives, and consider the relative importance of various positions at the Trust given our business plan and organization compared with the business plans of our major competitors to determine the appropriate aggregate level of compensation for each of our named executive officers. In using the NAREIT Survey and the more qualitative factors described above, the Committee considered Mr. Wood’s relative position among Chief Executive Officers (reported by 92 REITs), Mr. Finger’s relative position among Chief Financial Officers (reported by 92 REITs), Ms. Becker’s relative position among both General Counsel (reported by 64 REITs) and Regional Chief Operating Officer positions (reported by 17 REITs) and Mr. Berkes’ relative position among Chief Investment Officers (reported by 31 REITs). It is not possible from the information in the NAREIT Survey to determine which real estate investment trust reported compensation information for any particular position.

Where we set an individual’s total compensation depends on a number of factors which generally include the individual’s contributions to our performance, level of individual responsibility, comparability of job responsibilities to the position in the NAREIT Survey and market factors. Once the total compensation target is established for each executive, an individual compensation package is created using a combination of base salary, annual bonus and long-term equity incentives.

Our Performance in 2007:

All executive compensation decisions take into account our performance for the prior year or years as well as prospects for the future. Some of our key performance metrics for 2007 included the following:

•	Annual FFO per share growth of 8.4% over 2006

•	Annual property operating income growth of approximately 12% over 2006

•

Annual total return to shareholders in 2007 of approximately 14% more than the total return for the Bloomberg REIT Shopping Center Index which includes all other publicly traded REITs in the strip shopping center sector

•

Annualized total return to shareholders over the 3-year period from January 1, 2005 through December 31, 2007 of 20.77% as compared to a 7.57% total return for the Bloomberg REIT Shopping Center Index for the same period

•	Return on invested capital of 10.51% for the three year period ending December 31, 2007

Executive Compensation:

Base Salary:

Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid for similar positions as reflected in the NAREIT Survey. Base salaries are used to compensate the executive for services rendered during the year. Generally, we believe that executive base salaries should account for a relatively modest portion of each individual’s total compensation package. Because we start our process with determining an appropriate level of total compensation, we do not target base salaries to any specific level in the NAREIT Survey but rather use that information as a guide to confirm that the base salaries are within market parameters. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Salaries for Ms. Becker, Mr. Berkes and Mr. Finger were set by the Compensation Committee taking into account Mr. Wood’s recommendation. The Compensation Committee sets Mr. Wood’s base salary. In February 2007, the base salaries for Mr. Wood and Mr. Berkes were increased by $50,000 over 2006 to reflect market levels. Ms. Becker’s base salary was increased by $50,000 over her 2006 base salary to reflect the additional responsibilities she assumed for running our West Coast operations. We maintained Mr. Finger’s base salary at his 2006 level in light of his pending retirement. For 2008, the Committee has elected not to increase the base salaries for Mr. Wood, Ms. Becker or Mr. Berkes. The base salary for Mr. Squeri who replaced Mr. Finger as CFO in January 2008 also remained unchanged from the $300,000 agreed to when he was hired in October 2007.

Annual Bonus:

Annual bonuses for all of our named executive officers are determined each year in accordance with our Annual Incentive Bonus Plan (“Annual Bonus Plan”) that covers about 95% of our employees. The Annual Bonus Plan is intended to compensate our employees for achieving either an annual level of FFO per share that is consistent with our business strategy of delivering targeted annual FFO growth per share or a regional property operating income goal, and for achieving individual annual performance objectives which are measured against goals set at the beginning of each year.

Under our Annual Bonus Plan, each of our named executive officers and other employees has a targeted bonus equal to a percentage of the person’s base salary. For 2007, the targeted bonuses for our named executive officers were 100% of base salary for Mr. Wood and 75% of base salary for each of Ms. Becker, Mr. Berkes and Mr. Finger. How much of the targeted bonus each of Mr. Wood, Mr. Berkes and Mr. Finger are eligible to receive is dependent upon our achieving a targeted level of annual FFO per share. In the case of Ms. Becker, her eligibility to receive her targeted bonus is based one-half on our achieving the targeted level of annual FFO per share and one-half on our achieving the targeted level of annual West Coast property operating income. We believe that the use of annual FFO per share and annual West Coast property operating income, as applicable, in determining eligibility to receive the targeted annual bonus appropriately incentivizes the named executive officers to achieve their respective corporate financial and operational objectives that are necessary for us to be successful. The Compensation Committee sets the annual bonus for Mr. Wood and approves the annual bonus for each named executive officer other than Mr. Wood based on Mr. Wood’s recommendations.

How much of an annual bonus our named executive officers and other employees ultimately may receive depends on how the level of FFO per share or regional property operating income actually achieved compares to the targets previously set. If actual FFO per share or regional property operating income is less than the threshold amount, no amounts are funded into the bonus pool. The bonus pool is funded between 75% and 100% of the targeted amount if we achieve FFO per share or regional property operating income above the threshold level but below the target level and between 100% and 125% of the targeted amount if we achieve FFO per share or property operating income above the target level but below the stretch level. If we achieve FFO per share or regional property operating income above the stretch level, the bonus pool will be funded at 125% of the targeted amount.

For 2007, the Compensation Committee set the following FFO per share goals for our Annual Bonus Plan after a detailed review of our 2007 budget:

Threshold	$3.57
Target	$3.64
Stretch	$3.71

Mr. Wood set threshold, target and stretch levels of property operating income for both our East and West Coast regions for our Annual Bonus Plan. The actual FFO per share achieved in 2007 was $3.63 which resulted in the annual bonus pool for FFO per share being funded at 96.4%. West Coast property operating income achieved its preset target which resulted in the bonus pool for West Coast personnel being funded at 100%. As a result of the foregoing, each of Mr. Wood, Mr. Finger and Mr. Berkes are eligible to receive up to 96.4% of their total bonus potential and Ms. Becker is eligible to receive up to 98.2% of her total bonus potential.

Of the potential bonus payable to each of our named executive officers determined as described above, 75% of the final payout is determined on the basis of the individual’s performance. Mr. Wood provides the Compensation Committee with a review of each named executive officer’s performance and the Compensation Committee conducts its own review of Mr. Wood’s performance. Based on these reviews, the Compensation Committee determined that each of Mr. Wood, Mr. Finger, Ms. Becker and Mr. Berkes had achieved his or her 2007 goals and awarded each a full annual bonus in accordance with the Annual Bonus Plan. Despite Mr. Finger’s retirement at the end of 2007, the Committee elected to award Mr. Finger his 2007 annual bonus in recognition of his contributions to our 2007 operating results.

Under our Annual Bonus Plan, the named executive officers and approximately 45 other employees have the option to receive up to 25% of the annual bonus in the form of Shares that vest equally over three years. The amount an individual elects to receive in Shares is paid out at 120% of that amount in consideration of the extended vesting. For 2007, each of Mr. Wood, Ms. Becker and Mr. Berkes elected to receive 20% of his or her annual bonus in Shares. Given Mr. Finger’s retirement at the end of 2007, the full amount of his annual bonus was paid in cash. The cash portion of the annual bonuses is reflected in the “Non-Equity Based Incentive Plan” column in the Summary Compensation Table in this proxy statement. The portion of the annual bonus paid in Shares will be included in the “Grants of Plan-Based Award Table” in our 2009 proxy statement.

Annual Long-Term Equity Incentives:

We believe that outstanding long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards. Long-term incentive awards are made to all officers and participants in our leadership education and development program under our LTIAP. This program was designed to align a significant portion of compensation for our senior management team with the creation of long-term shareholder value by making stock and option awards to those individuals on the basis of our performance over a 3-year period.

Under the LTIAP, the Compensation Committee approves each year a targeted award amount for each participant in the program. Each individual can earn up to fifty percent (50%) of the targeted award depending on our relative total return to shareholders (taking into account both stock price appreciation and dividends, assuming all dividends are reinvested) as compared with the Bloomberg REIT Shopping Center Index. Twenty-five percent (25%) of the targeted award is earned on the basis of our absolute total return to shareholders (taking into account both stock price appreciation and dividends, assuming all dividends are reinvested) with the remaining twenty-five percent (25%) of the targeted award being earned on the basis of our return on invested capital. For 2007, our performance on all three measures was determined over the period from January 1, 2005 through December 31, 2007.

No LTIAP award will be earned for any performance metric if we achieve less than the threshold level. Individuals can earn between 50% and 100% of their targeted LTIAP award for a performance metric if we achieve above the threshold level but below the target level and between 100% and 150% of their targeted LTIAP award for a performance metric if we achieve above the target level but below the stretch level. If we achieve at or above the stretch level on any performance metric, the individual will be eligible to earn 150% of his or her targeted award for that performance metric. The Compensation Committee then has the discretion to increase or decrease any LTIAP award by up to 20% to reflect individual performance.

The LTIAP awards are made in the form of restricted Shares that vest in equal installments over a three-year period; however, each individual can elect to take up to 50% of his or her award in the form of options which vest equally over five years. Although the Committee believes that paying these awards in restricted Shares provides the most retention value for employees, it has agreed to permit individuals to elect to take up to 50% of the award in options in order to give the individual employee some ability to structure his or her own equity compensation in a way that best matches the individual’s long-term needs. The Committee has concluded that individual employees place value in having the ability to match the form of their equity compensation to their individual financial objectives and that this value to employees outweighs any diminution in the retention value of LTIAP awards by permitting up to 50% to be paid in options.

For 2007, neither Mr. Finger nor Mr. Berkes received awards under the LTIAP. Mr. Finger did not receive an award in light of his retirement effective on December 31, 2007, and Mr. Berkes did not receive an award because he received a substantial equity award in 2007 based on 2006 performance.

With respect to Mr. Wood and Ms. Becker, the award targets set by the Compensation Committee for each performance metric are set forth in the following table:

	Threshold	Target	Stretch
Donald Wood
Relative Total Return	$500,000	$1,000,000	$1,500,000
Absolute Total Return	$250,000	$500,000	$750,000
Return on Invested Capital	$250,000	$500,000	$750,000

Total Potential Award	$1,000,000	$2,000,000	$3,000,000

Dawn Becker
Relative Total Return	$75,000	$150,000	$225,000
Absolute Total Return	$37,500	$75,000	$112,500
Return on Invested Capital	$37,500	$75,000	$112,500

Total Potential Award	$150,000	$300,000	$450,000

The threshold, target and stretch level of performance set by the Compensation Committee for each performance metric used in the LTIAP for the 3-year period from January 1, 2005 through December 31, 2007 was as follows:

Performance Measure	Threshold	Target	Stretch	Actual Achieved
Relative Total Return	40th percentile	60th percentile	80th percentile	100th percentile
Absolute Total Return	8.00%	10.00%	12.00%	20.77%
Return on Invested Capital	9.60%	9.85%	10.00%	10.51%

Because we performed above the stretch level on each performance metric, each of Mr. Wood and Ms. Becker was eligible to receive an LTIAP award at the full stretch level shown above. The Committee awarded Mr. Wood the stretch level award to which he was entitled under the LTIAP. In addition, based on the strong performance of both Mr. Wood and the Trust in 2007, the Committee elected to exercise its discretion under the LTIAP to increase Mr. Wood’s award by 20% resulting in a total LTIAP award to Mr. Wood of $3,600,000; however, to improve the retention value of the award, the Committee elected to extend the vesting of the award to four years instead of the three years provided for under the LTIAP. As permitted under the LTIAP,

Mr. Wood elected to take 75% of his award in Shares and 25% in options. The number of Shares actually awarded to Mr. Wood was determined by dividing the amount of the award to be paid in Shares by $73.03, the closing price of our stock on the NYSE on February 8, 2008, the last business day prior to the date the award was made. The number of options actually awarded to Mr. Wood was determined by dividing the amount of the award to be paid in options by $10.65, the value of an option vesting over 4 years on February 8, 2008, the last business day prior to the date the award was made, as determined in accordance with FAS 123R. There is no amount included in the Summary Compensation Table in this proxy statement for this award to Mr. Wood. The LTIAP awards reflected in the “Grants of Plan-Based Awards Table” in this proxy statement related to performance for the 3-year period ending December 31, 2006.

With respect to Ms. Becker, the Committee was concerned that the value of the unvested stock and options held by Ms. Becker after taking into account the vesting of all stock and options that vested in February 2008 was only approximately $320,000 using a $72.00 share price. The Committee concluded that this amount was low and as a result, did not achieve one of the Committee’s primary objectives which is to structure compensation in a way designed to retain key executives. Given the difficult economic environment in which we will have to operate in the next few years, the Committee determined that it was important to improve the retention value of the compensation package for Ms. Becker. As a result the Committee elected to make a one-time equity award to Ms. Becker of $1,350,000 in lieu of approving the standard equity award she was entitled to receive under the LTIAP.

To determine the structure of this one-time equity award, the Committee used the LTIAP award Ms. Becker was entitled to receive as a starting point. The Committee set the amount of the equity award for Ms. Becker at three times the amount she was otherwise entitled to receive under the LTIAP. In exchange for that increased amount and to accomplish its retention objectives, the Committee then modified the standard LTIAP award in three ways. First, the Committee delayed the vesting of the award such that there was no vesting in 2009 and 2010 and then equal vesting in each of 2011, 2012 and 2013. Second, the Committee has determined that Ms. Becker is not entitled to receive any new equity awards under the LTIAP or otherwise until 2011. Third, the Committee has allowed Ms. Becker to elect to receive one-half of the value of the award in the form of options, the same as permitted under the LTIAP, but has stipulated that the options vest on the schedule described above in lieu of vesting in equal installments over five years.

Ms. Becker elected to take 70% of her award in Shares and 30% in options. The number of Shares actually awarded to Ms. Becker was determined by dividing the amount of the award to be paid in Shares by $73.03, the closing price of our stock on the NYSE on February 8, 2008, the last business day prior to the date the award was made. The number of options actually awarded to Ms. Becker was determined by dividing the amount of the award to be paid in options by $10.14 which was the value of an option, determined in accordance with FAS 123R, on February 8, 2008, the last business day prior to the date the award was made, that vests equally in the last three years of a five year period. There is no amount included in the Summary Compensation Table in this proxy statement for this award to Ms. Becker. The LTIAP awards reflected in the “Grants of Plan-Based Awards Table” in this proxy statement related to performance for the 3-year period ending December 31, 2006.

Perquisites and Other Personal Benefits:

The only perquisites we provided to our named executive officers in 2007 that are not widely available to other employees were the interest free loan on the split dollar life insurance policy that has been in place for Mr. Wood since 1998, the agreement described below to provide health insurance for Mr. Wood and his family after he is no longer employed by us and the cars provided to Mr. Wood for all of 2007 and to Mr. Berkes for the first three months of 2007. We believe these perquisites and other personal benefits are reasonable in light of the total compensation packages for these individuals and consistent with our compensation objectives of creating programs that will allow us to retain talented executives.

We have entered into an agreement (“Health Coverage Continuation Agreement”) with Mr. Wood pursuant to which we will provide to Mr. Wood, his spouse and his dependents continuation of health coverage after

Mr. Wood’s termination upon death, disability, retirement, change in control or otherwise (other than a termination with cause or resignation). The coverage will continue as to Mr. Wood and his spouse until their death, or with respect to his spouse until divorce, if earlier. As to Mr. Wood’s children, coverage will continue as to three of the children until each reaches age twenty-five and as to one of the children, until her death. The continued medical coverage is required to be at least the same level as provided to Mr. Wood and his family at the time of his termination and such coverage will be secondary to certain other coverages that may be available to Mr. Wood and his family.

Larry Finger’s Departure:

At the end of 2006, Mr. Finger announced that he would be retiring in early 2008. During 2007, Mr. Finger continued in his role as Chief Financial Officer and in structuring our asset management function on the East Coast. In addition, Mr. Finger assisted in selecting his successor and in transitioning his responsibilities to his successor. Our Board of Trustees, on recommendation of the Compensation Committee, elected to treat Mr. Finger’s resignation in connection with his retirement as a termination without cause under his existing Severance Agreement effective on December 31, 2007. The amounts paid to Mr. Finger as a result of treating his retirement as a termination without cause are described in the “Potential Payments on Termination of Employment and Change-in-Control” section below. The Board determined that this treatment was warranted in recognition of Mr. Finger’s contributions to our success during his six year tenure, his assistance in identifying his successor and providing a seamless transition of responsibilities to his successor, and the integral role he played in developing and executing our current business strategy. Because of the benefits provided to Mr. Finger in connection with his retirement, the Compensation Committee did not make an equity award to Mr. Finger for work in 2007 but instead elected to pay him his annual bonus in accordance with the Annual Bonus Plan.

Chief Executive Officer Compensation:

The Compensation Committee sets Mr. Wood’s annual compensation after conducting a full Board evaluation of his performance. The review process begins at the end of each year with Mr. Wood laying out the corporate objectives and his personal objectives to be achieved for the coming year. At the same time, Mr. Wood provides the Board with a self-evaluation of his and the company’s performance against the objectives set for the prior year. With that review in hand, the entire Board then evaluates Mr. Wood’s performance in a number of key areas and reviews with him that evaluation and his performance in the prior year. The Compensation Committee then uses that evaluation as the basis to determine Mr. Wood’s compensation for the year. In general, the Compensation Committee believes that the structure for Mr. Wood’s compensation should be similar to the compensation structure for other members of senior management, including tying his compensation to the same performance metrics as used for the other members of senior management. From time to time, the Compensation Committee does retain outside consultants to assist in making its compensation decisions, particularly as they relate to compensation of the Chief Executive Officer; however, no consultant was retained in connection with setting Mr. Wood’s 2007 compensation. Based on all of these facts and circumstances, and as described in more detail above, the Compensation Committee elected to award Mr. Wood for 2007 a base salary of $650,000, an annual bonus of $626,600, as determined under the Annual Bonus Plan, and the LTIAP equity award described above.

Deductibility of Executive Compensation in Excess of $1.0 Million:

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation in excess of $1 million in any taxable year to an executive officer who is named in the Summary Compensation Table. Exceptions are made for qualified performance-based compensation, among other things. The Compensation Committee intends generally to structure executive awards to comply with this Section 162(m) exception; however, the Compensation Committee does not believe that it is necessarily in our best interests and the best interests of our shareholders for all compensation to meet the requirements of Section 162(m) for deductibility. As a result, the Compensation Committee may determine to award non-deductible compensation if it deems it appropriate. Further, because of ambiguities and uncertainties under Section 162(m), we cannot give any assurance that compensation that we intend to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Jon E. Bortz, Chairman

David W. Faeder

Gail P. Steinel

Joseph S. Vassalluzzo*

*	Mr. Vassalluzzo joined the Committee on July 17, 2007 and did not participate in any activities of the Committee prior to that time.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of the named executive officers for the fiscal years ended December 31, 2007 and 2006, in accordance with current SEC rules. The table includes information for Mr. Finger who was a named executive officer for both of those years, but does not include any information for Mr. Squeri who did not become a named executive officer until January 1, 2008.

The Summary Compensation Table below does not include the value of the Shares issued to Mr. Wood and Ms. Becker on February 10, 2008 for performance in 2007. These awards will appear in next year’s proxy statement in the “Grants of Plan-Based Awards Table” and in future Summary Compensation Tables as we expense the awards in accordance with FAS 123R. The cash portion of the annual bonuses awarded pursuant to the Annual Bonus Plan in February 2008 based on 2007 performance is included below in the Non-Equity Incentive Plan Compensation column.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen- sation	All Other Compen- sation	Total
		($) (1)	($) (2)	($) (3)	($) (4)	($) (1)(5)	($) (6)	($)
Donald C. Wood, President and Chief Executive Officer (PEO)	2007 2006	$650,000 600,000	$ — 250,000	$2,337,838 2,056,836	$155,864 104,589	$501,280 468,000	$64,974 56,367	$3,709,956 3,535,792

Larry E. Finger, Executive Vice President—Chief Financial Officer and Treasurer (PFO)	2007 2006	350,000 350,000	— 50,000	1,166,713 532,645	90,640 21,593	253,050 204,750	386,227 14,976	2,246,630 1,173,964

Dawn M. Becker, Executive Vice President—General Counsel and Secretary	2007 2006	300,000 250,000	— 137,438	403,951 420,383	11,805 12,366	176,760 159,200	10,295 10,324	902,811 989,711

Jeffrey S. Berkes, Executive Vice President—Chief Investment Officer	2007 2006	350,000 300,000	— 50,000	894,290 521,239	16,871 17,268	202,440 187,200	13,459 26,357	1,477,060 1,102,064

(1)	Amounts shown in the Salary column include all amounts deferred at the election of the named executive officers into our non-qualified deferred compensation plan.
(2)	Includes a one-time award to Ms. Becker in 2006 of $75,000 in connection with her assuming responsibility for overseeing our West Coast office and operations. Also includes $12,438 which represents amounts paid in cash for 2006 over and above the cash amount that was otherwise payable to Ms. Becker under the Annual Bonus Plan for 2006. In addition, includes a supplemental cash bonus in 2006 in the amount of $250,000 for Mr. Wood and $50,000 for each of Mr. Finger, Ms. Becker and Mr. Berkes.
(3)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R for the fiscal years ended December 31, 2007 and 2006. The amount in this column for 2007 includes the following:

	Wood	Finger (a)	Becker	Berkes
Annual Bonus Plan Shares for 2005(b)	$54,988	$51,919	$13,198	$16,368
Annual Bonus Plan Shares for 2006	$55,064	$81,870	$14,010	$16,536
LTIAP Shares for 2003(c)	$58,903	$14,726	$8,832	$13,254
LTIAP Shares for 2004(c)	$499,995	$140,738	$74,977	$112,508
LTIAP Shares for 2005(c)	$599,798	$239,419	$65,607	$93,685
LTIAP Shares for 2006	$754,527	$449,963	$102,960	$529,546
RMS based performance shares awarded in 2002(d)	$5,994	$—	$599	$2,098
BBRESHOP performance shares awarded in 2003(e)	$202,102	$188,078	$40,420	$26,947
Shares awarded in 2005 for Santana Row condominium sales(f)	$—	$—	$83,348	$83,348
Service award made in 2000(g)	$89,711	$—	$—	$—
FFO growth based performance shares awarded in 2000(h)	$16,756	$—	$—	$—

Total	$2,337,838	$1,166,713	$403,951	$894,290

(a)	Includes additional expense of $572,064 incurred in connection with Mr. Finger’s leaving the Trust as described in the “Potential Payments on Termination of Employment and Change-in-Control” section below.
(b)	Share awards made to Ms. Becker (587 Shares), Mr. Berkes (726 Shares), Mr. Finger (1,082 Shares) and Mr. Wood (2,439 Shares) under our Annual Bonus Plan for fiscal year 2005, the full value of which was previously reported under the “Restricted Share Award” column of the Summary Compensation Table in our 2006 proxy statement.
(c)	Share awards made to Ms. Becker (1,746, 2,921 and 2,910 Shares), Mr. Berkes (2,620, 4,382 and 4,157 Shares), Mr. Finger (2,911, 4,868 and 4,988 Shares) and Mr. Wood (11,644, 19,476 and 26,604 Shares) under our LTIAP for fiscal years 2003, 2004 and 2005, respectively, the full value of which was previously reported under the “Restricted Share Award” column of the Summary Compensation Table in our 2004, 2005 and 2006 proxy statements.
(d)	Shares awarded in 2002 to Ms. Becker (1,000 Shares), Mr. Berkes (3,500 Shares) and Mr. Wood (10,000 Shares), 20% of which vest in each year that our total return to shareholders exceeds the total return of the Morgan Stanley REIT Index. These awards were reported in our 2003 proxy statement under “Long-Term Incentive Plans-Awards in Last Fiscal Year” and the value of the Shares at vesting was reported under the “LTIP Payout” column of the Summary Compensation Table in each of our 2003, 2004, 2005 and 2006 proxy statements.
(e)	Shares awarded to Ms. Becker (7,500 Shares), Mr. Berkes (5,000 Shares), Mr. Finger (30,000 Shares) and Mr. Wood (37,500 Shares) in 2003, 20% of which vest in each year that our total return to shareholders exceeds the total return of the Bloomberg REIT Shopping Center Index. These awards were reported in our 2004 proxy statement under “Long-Term Incentive Plans-Awards in Last Fiscal Year” and the value of the Shares at vesting was reported under the “LTIP Payout” column of the Summary Compensation Table in each of our 2004, 2005 and 2006 proxy statements.
(f)	Share awards made to Ms. Becker (3,695 Shares) and Mr. Berkes (3,695 Shares) in 2006 for their work in accomplishing the condominium sales at Santana Row, the full value of which was previously reported under the “Restricted Share Award” column in our 2006 proxy statement.

(g)	Shares awarded to Mr. Wood (37,500 Shares) in 2000 which vest equally on a monthly basis over 8 years, the full value of which was previously reported under the “Restricted Share Award” column of the Summary Compensation Table in our 2000 proxy statement.
(h)	Shares awarded to Mr. Wood (37,500 Shares) in 2000 which vest annually provided that we meet a pre-established hurdle for year-over-year growth in FFO per share. The value of the Shares at vesting was reported under the “LTIP Payout” column of the Summary Compensation Table in each of our 2001, 2002, 2005 and 2006 proxy statements.

Assumptions used in calculating the amounts included in this column are described in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2008. Dividends are paid on all Shares awarded at the same rate as paid to all other holders of our common shares as declared by our Board from time to time.

(4)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R for the fiscal years ended December 31, 2007 and 2006. The amounts in this column for 2007 include the following:

	Wood	Finger (a)	Becker	Berkes
LTIAP Option award for 2005	$107,960	$90,640	$11,805	$16,871
LTIAP Option award for 2006	$47,904	$—	$—	$—

Total	$155,864	$90,640	$11,805	$16,871

(a)	Includes additional expense of $70,400 incurred in connection with Mr. Finger’s leaving the Trust as described in the “Potential Payments on Termination of Employment and Change-in-Control” section below.

Assumptions used in calculating the amounts included in this column are described in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2008.

(5)	Amounts shown in this column represent only the cash portion paid under our Annual Bonus Plan for 2007 and 2006 and include amounts deferred by the named executive officer into our non-qualified deferred compensation plan. For 2007, each of Mr. Wood, Ms. Becker and Mr. Berkes received 80% of his or her Annual Bonus in cash. Mr. Finger received 100% of his Annual Bonus in cash. For 2006, Mr. Wood and Mr. Finger each received 75% of his Annual Bonus in cash and each of Ms. Becker and Mr. Berkes received 80% of her or his Annual Bonus in cash. The remaining amounts earned under the Annual Bonus Plan in 2007 and 2006 were paid in Shares in an amount equal to 120% of the cash value in consideration of a 3-year vesting schedule. The aggregate Annual Bonus paid to each of the named executive officers for 2007 including both cash and Shares is as follows:

2007 Annual Incentive Bonus Information
Name	Annual Incentive Bonus Awarded	Amount Paid in Cash	Amount Paid in Shares	20% Premium Paid in Shares	Total Annual Incentive Bonus Paid	Number of Shares Issued
	($)	($)	($)	($)	($)	(#)
Donald C. Wood	$626,600	$501,280	$125,320	$25,064	$651,664	2,059
Larry E. Finger	$253,050	$253,050	$—	$—	$253,050	—
Dawn M. Becker	$220,950	$176,760	$44,190	$8,838	$229,788	726
Jeffrey S. Berkes	$253,050	$202,440	$50,610	$10,122	$263,172	832

(6)	The amounts shown in this column for the last fiscal year include the following:

Name	Group Term Life Insurance	Long-Term Disability Insurance Premium	Supplemental Life Insurance	Trust Contributions to Section 401(k) Plan	Car Allowance (including insurance) (a)	Interest on Split Dollar Life Insurance Policy (b)	Severance Payments / Accruals (c)	Total
Donald C. Wood	$3,378	$2,462	$7,459	$6,500	$13,931	$31,244	$—	$64,974
Larry E. Finger	$2,760	$2,462	$2,564	$6,500	$—	$—	$371,941	$386,227
Dawn M. Becker	$992	$2,161	$642	$6,500	$—	$—	$—	$10,295
Jeffrey S. Berkes	$1,172	$2,443	$729	$6,500	$2,615	$—	$—	$13,459

(a)	Mr. Berkes used a company-owned automobile through March 31, 2007.
(b)	The interest on split-dollar life insurance policy constitutes interest that would have been payable on an interest-free loan made in connection with a split-dollar life insurance agreement put in place for Mr. Wood in 1998.
(c)	Includes a severance payment of $350,000 and accrued vacation of $21,941 paid to Mr. Finger.

For purposes of full disclosure, we have included all of the benefits received by the named executive officers; however, the group-term life insurance, long-term disability insurance and contributions to the 401K plan are provided to the named executive officers on the same terms, condition and scope as are available to all of our full-time employees.

In addition, because Ms. Becker’s responsibilities for our West Coast operations require that she spend considerable time in our West Coast headquarters, we provide Ms. Becker with a furnished apartment at our Santana Row project and allow her to use a company-owned automobile while she is on the West Coast in lieu of reimbursing her for extended hotel stays and rental cars.

2007 GRANT OF PLAN-BASED AWARDS TABLE

The following Share and option awards were made in 2007 based on 2006 performance. Awards made to the named executive officers under the Annual Bonus Plan and LTIAP for 2007 performance will be reported in the Grants of Plan-Based Award Table in our 2009 proxy statement.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Options Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards		Grant Date Fair Value
		(#)	(#)	($ / Sh)		($)
Donald C. Wood	2/12/2007(1) 2/12/2007(2) 2/12/2007(2)	2,028 27,790	18,701	$ $ $	— — 92.30	$ $ $	187,184 2,565,017 285,003

Larry E. Finger	2/12/2007(1) 2/12/2007(2)	887 4,875		$ $	— —	$ $	81,870 449,963

Dawn M. Becker	2/12/2007(1) 2/12/2007(2)	517 3,792		$ $	— —	$ $	47,719 350,002

Jeffery S. Berkes	2/12/2007(1) 2/12/2007(2)	608 32,503		$ $	— —	$ $	56,118 3,000,027

(1)	Issued under our Annual Bonus Plan. These Shares vest equally over 3 years.
(2)	Issued under our LTIAP. The Shares issued under this plan vest equally over 3 years and the options vest equally over 5 years.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
	(#)	(#)		($)		(#)		($)	(#)		($)
Donald C. Wood		18,701	(1)	$92.30	2/12/2017	27,790	(3)	$2,282,949	7,500	(6)	$616,125
	15,000	60,000	(2)	$67.66	2/16/2016	2,028	(4)	$166,600
	94,950			$19.80	2/28/2011	17,736	(3)	$1,457,012
	50,000			$18.00	2/14/2010	1,626	(4)	$133,576
	100,000			$21.06	2/22/2009	9,737	(3)	$799,895
						355	(5)	$29,163

Larry E. Finger	14,063			$67.66	12/31/2008	0	(7)

Dawn M. Becker	1,641	6,562	(2)	$67.66	2/16/2016	3,792	(3)	$311,513	1,500	(6)	$123,225
	20,000			$28.01	2/12/2013	517	(4)	$42,472
	3,850			$21.06	2/22/2009	1,232	(8)	$101,209
						1,940	(3)	$159,371
						391	(4)	$32,121
						1,460	(3)	$119,939
						271	(4)	$22,263

Jeffrey S. Berkes	2,344	9,375	(2)	$67.66	2/16/2016	32,503	(9)	$2,670,121	1,000	(6)	$82,150
	20,000			$28.01	2/12/2013	608	(4)	$49,947
						1,232	(8)	$101,209
						2,771	(3)	$227,638
						484	(4)	$39,761
						2,191	(3)	$179,991
						336	(4)	$27,602

(1)	These options were issued under our LTIAP and vest equally over 5 years. One-fifth of these options vested February 12, 2008 with the remaining options scheduled to vest February 12, 2009, 2010, 2011 and 2012.
(2)	These options were issued under our LTIAP and vest equally over 5 years. For Mr. Wood, Ms. Becker and Mr. Berkes, one-fifth of these options vested on February 16, 2007 and 2008 with the remaining options scheduled to vest February 16, 2009, 2010 and 2011. For Mr. Finger, one-fifth of these options vested February 16, 2007 and the remaining options vested on December 31, 2007 in connection with his leaving the Trust as described in “Potential Payments on Termination of Employment and Change-in-Control” section below.
(3)	These Shares were issued under our LTIAP and vest equally over 3 years. Shares issued on February 15, 2005 under the LTIAP for 2004 vested February 15, 2006, 2007 and 2008. Two-thirds of the Shares issued on February 16, 2006 under the LTIAP for 2005 vested February 16, 2007 and 2008 with the remaining Shares scheduled to vest on February 16, 2009. One-third of the Shares issued on February 12, 2007 under the LTIAP for 2006 vested February 12, 2008 with the remaining Shares scheduled to vest on February 12, 2009 and 2010.
(4)	These Shares were issued under our Annual Bonus Plan and vest equally over 3 years. Shares issued on February 15, 2005 under the 2004 Annual Bonus Plan vested February 15, 2006, 2007 and 2008. Two-thirds of the Shares issued on February 16, 2006 under the 2005 Annual Bonus Plan vested February 16, 2007 and 2008 with the remaining Shares scheduled to vest on February 16, 2009. One-third of the Shares issued on February 12, 2007 under the 2006 Annual Bonus Plan vested February 12, 2008 with the remaining Shares scheduled to vest on February 12, 2009 and 2010.
(5)	These Shares were issued on February 9, 2000 with 391 vesting at the end of each month over an 8-year period. The remaining 355 Shares vested on January 31, 2008.
(6)	These Shares were issued in 2003 with 20% vesting in any calendar year from 2003 through 2012 in which our annual total return to shareholders exceeds the annual total return to shareholders of the Bloomberg REIT Shopping Center Index. The Shares shown vested on February 12, 2008.

(7)	All previously unvested Shares fully vested on December 31, 2007 such that he had no remaining unvested Shares after December 31, 2007.
(8)	These Shares were issued February 16, 2006. One-third of these Shares vested on each of February 16, 2006, 2007 and 2008.
(9)	One-fifth of these Shares vested on February 16, 2008. One-fifth of the remaining Shares are scheduled to vest on each of February 16, 2009, 2010, 2011 and 2012.

2007 OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to options exercised in 2007 by each named executive officer and Shares that vested during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Donald C. Wood	—	$—	52,754	$4,859,279
Larry E. Finger(1)	—	$—	33,032	$2,865,565
Dawn M. Becker	7,500	$446,794	7,855	$730,288
Jeffrey S. Berkes	5,555	$397,791	10,078	$937,269

(1)	Includes 18,743 shares that vested on December 31, 2007 with a value realized on vesting of $1,539,737 in connection with Mr. Finger’s leaving the Trust as described in “Potential Payments on Termination of Employment and Change-in-Control” section below.

2007 NON-QUALIFIED DEFERRED COMPENSATION

We maintain a non-qualified deferred compensation plan that is open to participation by approximately 30 members of our senior management team, including our named executive officers. Each participant can elect to defer up to 100% of his or her base salary and cash payment under our Annual Bonus Plan with deferral elections made in December of each year for amounts to be paid in the following year. A number of widely available investment options are made available to each plan participant who then decides how to allocate amounts deferred among those investment options. The amount earned by plan participants on their deferrals is calculated by our third party plan administrator as if the amounts deferred had actually been invested in the investment options selected by each participant. We do not make any contributions to the deferred compensation plan for any individual nor do we guaranty any rate of return on amounts deferred. Amounts deferred into the plan, including amounts earned on the deferrals, are generally payable to the participant shortly after he or she retires or is otherwise no longer employed by us; however, there are a few other alternatives where amounts may be paid to a participant sooner. We have an unsecured contractual obligation to each participant in the plan to pay him or her the actual amount he or she deferred into the plan together with a return calculated as if the deferred amounts had been invested in the investment options selected by the participant. We try to invest amounts deferred by participants into the same investment options in the same proportions as selected by the participant so that sufficient amounts will be available to pay each participant when required. The amounts deferred by Ms. Becker, Mr. Finger and Mr. Wood into the plan in 2007 and earnings on plan investments in 2007 are described below. Mr. Berkes does not participate in our deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End
	($)	($)	($)	($)	($)
Donald C. Wood	$150,000	$—	$173,989	$—	$1,562,815
Larry E. Finger	$—	$—	$14,110	$—	$290,127
Dawn M. Becker	$28,491	$—	$40,511	$—	$493,358

POTENTIAL PAYMENTS ON TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL

We have entered into agreements with each of our named executive officers that require us to make certain payments and provide certain benefits to them in the event of a termination of employment or change in control of the Trust. Regardless of the reason for an executive’s termination of employment, he or she will be entitled to receive upon termination all accrued but unused vacation pay and a distribution of any amounts in our non-qualified deferred compensation plan. No executive is entitled to receive an award under the Annual Bonus Plan or the LTIAP for the year in which the termination occurs. Further, no executive is entitled to receive an award under the Annual Bonus Plan or LTIAP for the year prior to the year of termination unless he or she is still employed when those awards are made in February of the following year. The agreements with our executives do contain provisions restricting the executive from engaging in competing behavior and soliciting and/or hiring our employees for a period of time after termination. The payments that will be made to a named executive officer varies depending on the reason for termination and are summarized below. Mr. Finger retired effective December 31, 2007 and the Board, on the recommendation of the Compensation Committee, elected to treat his retirement as a termination without cause as described in the “Compensation Discussion and Analysis” section above. Because of that, the information below describes amounts actually paid to Mr. Finger on his leaving the Trust but does not address the benefits Mr. Finger would have been entitled to receive under any other termination scenario.

1. Payments on Voluntary Termination: On any voluntary termination of employment, the named executive officers receive no additional compensation and all unvested options and Shares are forfeited. Each named executive officer has one year after terminating employment to exercise all vested options (subject to the 10-year term of those options). With respect to Mr. Wood, all rights to receive extended health insurance coverage under the Health Coverage Continuation Agreement are terminated.

2. Payments on Retirement: Upon retirement, our named executive officers receive no additional compensation; however, there is accelerated vesting of all Shares issued under the Annual Bonus Plan and all Shares and options issued under the LTIAP as follows:

Retirement Age	Vesting
After 58 but before 62	50% of unvested Shares and options
After 62 but before 65	75% of unvested Shares and options
After 65	100% of unvested Shares and options

Each named executive officer has two years after retirement to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of retirement. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. Because none of our named executives officers is currently at the minimum retirement age, all unvested Shares and options would be forfeited. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

3. Payments on Death and Disability: Upon death or disability, our named executive officers other than Mr. Wood receive no additional compensation. In the event of death, Mr. Wood’s estate receives the amount of his then current salary through the month in which death occurs. In the event of disability, Mr. Wood is entitled to receive payments for one year equal to the difference between his then current salary and the amount of any payments received under any disability policy we maintained for his benefit. Those payments are subject to gross-up for taxes on any non-tax exempt payments. On death or disability, there is accelerated vesting of all Shares issued under the Annual Bonus Plan and all Shares and options issued under the LTIAP. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. Each named executive officer or his or her beneficiary has two years after the executive’s death or disability to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the death or disability. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

4. Payment on Termination for Cause: Upon termination for cause, our named executive officers other than Mr. Wood receive no additional compensation. Mr. Wood receives one month of base salary for every year he has been employed by us over 5 years up to a maximum of 6 months of base salary. On a termination for cause, any unvested Shares issued under the Annual Bonus Plan and unvested Shares and options issued under the LTIAP are forfeited. In addition, the right to exercise any previously vested options issued under the LTIAP immediately terminates. With respect to Mr. Wood, all rights to receive extended health insurance coverage under the Health Coverage Continuation Agreement are terminated.

5. Termination without Cause: Upon a termination without cause, each named executive officer is entitled to receive the following:

•

A lump sum cash payment equal to a multiple of the highest base salary and the highest annual cash bonus earned by the named executive officer in the prior three year period. For Ms. Becker and Mr. Berkes, the multiple is 1 time and for Mr. Wood, the multiple is 1.5 times

•	Continuation of health, welfare and other benefits such as administrative assistance for a period of 9 months

•	Outplacement assistance for a period of 9 months

In addition, the vesting of all unvested Shares issued under the Annual Bonus Plan and all unvested Shares and options issued under the LTIAP is accelerated. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. Each named executive officer has one year after the executive’s termination to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the termination. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

6. Change of Control: Upon a change of control, each named executive officer is entitled to receive the following payments so long as he or she is terminated from employment or leaves for good reason within two years after the change of control or voluntarily leaves employment within the thirty day window following the 1-year anniversary of the change of control:

•

A lump sum cash payment equal to a multiple of the highest base salary and highest annual cash bonus earned by the named executive officer in the prior three year period. For Ms. Becker and Mr. Berkes the multiple is 2 times and for Mr. Wood, the multiple is 3 times

•	Continuation of health, welfare and other benefits such as administrative assistance for a period of 2 years for Ms. Becker and Mr. Berkes and 3 years for Mr. Wood

•	Continued use of any company owned automobile for 3 years for Mr. Wood

•

An amount equal to the excise tax charged to the named executive officer as a result of receiving any change of control payments plus an additional “gross-up” amount sufficient to pay the taxes to be paid by the named executive officer on the excise tax payment received

In addition, if the named executive officer is terminated within one year after the change of control, the vesting of all unvested Shares issued under the Annual Bonus Plan and all unvested Shares and options issued under the LTIAP is accelerated. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. Each named executive officer has one year after the executive’s termination to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the termination. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

Under our 2001 Plan, a change of control is deemed to have occurred when a person acquires a 20% interest in us or our current Trustees, or those subsequently approved by our current Trustees, constitute less than two-thirds of our Board.

7. Mr. Finger’s Termination without Cause: Effective December 31, 2007, Mr. Finger was no longer employed by the Trust. The Board upon the recommendation of the Compensation Committee elected to treat his leaving as a termination without cause. In connection with his leaving the Trust, Mr. Finger received payments and benefits having a total cost to the Trust of $1,570,322. The payments and benefits Mr. Finger received are as follows:

•	A lump sum cash payment of $350,000 which was equal to his highest base salary earned in the prior three year period

•

A lump sum cash payment of $253,050 which equals the bonus Mr. Finger would have been entitled to receive under the Annual Bonus Plan for the services he provided in 2007. Although Mr. Finger was not entitled to receive this amount under his Severance Agreement, the Compensation Committee elected to award this amount to Mr. Finger in recognition of the work he did for the Trust in 2007 and his assistance in transitioning the function of Chief Financial Officer to his successor

•	A lump sum cash payment of $21,941 representing Mr. Finger’s accrued vacation as of December 31, 2007

•

A cash payment of $290,127 representing the payout of amounts in Mr. Finger’s account under our non-qualified deferred compensation plan as of December 31, 2007, which will be paid to Mr. Finger over a period of 15 years in accordance with the election made by Mr. Finger pursuant to our non-qualified deferred compensation plan

•	Continuation of health, welfare and other benefits through September 30, 2007. The estimated cost for these benefits is $12,740

•

Vesting of all unvested Shares and options previously issued to Mr. Finger under the Annual Bonus Plan and LTIAP. The total charge to the Trust as a result of the accelerated vesting was $642,464. Mr. Finger has until December 31, 2008 to exercise all of his remaining options

The amount of compensation payable to each of the named executive officers under various termination scenarios is reflected below. The following table does not include amounts for accrued but unused vacation pay or the distribution of any amounts in our non-qualified deferred compensation plan because all employees or participants in the plan, as applicable, are entitled to the same benefit on a non-discriminatory basis. Our corporate policy permits employees, including our named executive officers, only to accrue up to eight weeks of unused vacation time. The amounts shown below assume that the termination was effective on December 31, 2007 and therefore, includes all amounts earned to that date as well as an estimate of amounts that would be payable upon the termination. The actual amounts to be paid out to any individual can only be determined at the time of each executive’s termination of employment with the Trust and may materially differ from our estimates.

Named Executive Officer	Cash Severance Payment	Continuation of Medical/ Welfare Benefits (1)	Acceleration of Equity Awards (unamortized expense at 12/31/07) (2)	Continuation of Other Benefits (3)	Excise Tax and Gross-Up	Total Termination Benefits
Donald C. Wood
• Death	$—	$460,000	$5,544,095	$—	$—	$6,004,095
• Disability(4)	$687,857	$625,000	$5,544,095	$—	$—	$6,856,952
• Termination without Cause	$1,911,000	$658,532	$5,544,095	$104,948	$—	$8,218,575
• Termination for Cause	$216,668	$—	$—	$—	$—	$216,668
• Change in Control	$3,822,000	$699,129	$5,544,095	$419,793	$—	$10,485,017

Larry E. Finger(5)
• Termination without Cause	$350,000	$12,740	$642,464	$—	$—	$1,005,204

Dawn M. Becker
• Death	$—	$—	$822,191	$—	$—	$822,191
• Disability	$—	$—	$822,191	$—	$—	$822,191
• Termination without Cause	$499,000	$5,785	$822,191	$67,500	$—	$1,394,476
• Change in Control	$998,000	$15,426	$822,191	$180,000	$—	$2,015,617

Jeffrey S. Berkes
• Death	$—	$—	$3,592,507	$—	$—	$3,592,507
• Disability	$—	$—	$3,592,507	$—	$—	$3,592,507
• Termination without Cause	$584,000	$13,532	$3,592,507	$67,500	$—	$4,257,539
• Change in Control	$1,168,000	$36,086	$3,592,507	$180,000	$—	$4,976,593

(1)	Amounts in this column represent our estimate of the COBRA equivalent to provide the same benefits as being provided to each named executive officer at December 31, 2007 for the required time period. This estimate was determined by us with input from our health insurance broker and health coverage insurer to confirm that our estimate was consistent with the market cost of providing a stand-alone health insurance program with similar coverage. Because our health insurance program includes a self-insured retention, it is impossible to determine the exact cost to us of the continued health insurance. We believe the COBRA equivalent is the best possible measure of potential costs for these benefits. For Mr. Wood, this column also includes the following estimated costs (calculated in accordance with GAAP) pursuant to the Health Continuation Coverage Agreement with Mr. Wood: $460,000 in the event of death; $625,000 in the event of disability; and $645,000 in the event of termination without cause and change in control.
(2)	Amounts in this column were calculated by multiplying the number of unvested shares and options as of December 31, 2007 by the value for each share and option determined in accordance with FAS 123R.
(3)	Amounts in this column include the following: (a) the annual cost of administrative assistance at $111,000 for Mr. Wood and $75,000 for each of Ms. Becker and Mr. Berkes. These amounts are based on current personnel costs for executive administrative assistants and assume that each individual has full time use of an assistant; (b) annual outplacement costs of $15,000 based on a current estimate of these costs; and (c) with respect to change in control for Mr. Wood, annual payment for providing a company automobile of $13,931 which is approximately the amount paid by us for an automobile for Mr. Wood in 2007. There are no additional incremental costs to us for continuing to provide these individuals with office space, e-mail capability or a telephone.
(4)	The cash severance payment includes an incremental payment of $422,000 plus $265,857 as a tax gross-up.
(5)	The amounts shown for Mr. Finger are the actual amounts paid to him on December 31, 2007.

Compensation Committee Interlocks and Insider Participation

Mr. Bortz, Mr. Faeder, Ms. Gamble, Ms. Steinel and Mr. Vassalluzzo, served on the Compensation Committee during 2007. None of these members or former members of the Compensation Committee serves, or has in the past served, as one of our employees or officers. Mr. Bortz, the Chairman of the Compensation Committee, is an executive officer of LaSalle Hotel Properties and as described in the “Independence of Trustees” section, we paid to LaSalle Hotel Properties $55,056 in 2006 for use of certain of its hotel and meeting facilities. The Board considered that payment and determined that Mr. Bortz meets all independence requirements established by the NYSE, the SEC, the Trust’s Corporate Governance Guidelines and other applicable rules and regulations.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 regarding our equity compensation plans, all of which were approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted average exercise price of outstanding options, Warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a) (2)) (c)
Equity compensation plans approved by security holders	850,628	$49.13	$1,934,876
Equity compensation plans not approved by security holders	—	—	—

Total	850,628	$49.13	$1,934,876

(1)	Consists entirely of common shares authorized for issuance under the Amended and Restated 1993 Long-Term Incentive Plan (“1993 Plan”) and the 2001 Plan.
(2)	Consists entirely of common shares authorized for issuance under the 2001 Plan.

ITEM 3

SHAREHOLDER PROPOSAL TO REQUEST THAT OUR BOARD OF TRUSTEES TAKE THE ACTIONS NECESSARY TO DECLASSIFY OUR BOARD

Gerald R. Armstrong, the holder of approximately 293 shares of the Trust’s common stock, whose address is 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227, has notified the Trust that he intends to present the following resolution at the Annual Meeting. The Board of Trustees of the Trust accepts no responsibility for the proposed resolution and supporting statement. As required by federal regulations, the resolution and supporting statement are printed below.

Shareholder Proposal:

Resolution:

The shareholders of Federal Realty Investment Trust request its Board of Trustees to take the steps necessary to eliminate classification of terms of the Board of Trustees to require that all trustees stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Trustees.

Statement:

The proponent believes the election of trustees is the strongest way that shareholders influence the direction of any trust. Currently, our Board of Trustees is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the trustees each year. This is not in the best interest of shareholders because it reduces accountability.

U.S. Bancorp, Associated Banc-Corp, Piper-Jaffray Companies, Fifth-Third Bancorp, Pan Pacific Retail Properties, Qwest Communications International, Xcel Energy, Greater Bay Bancorp, North Valley Bancorp, Pacific Continental Corporation, Regions Financial Corporation, CoBiz Financial Inc., Marshall & Illsley Corporation, and Wintrust Financial, Inc. are among the corporations electing directors annually because of the efforts of the proponent.

The performance of our management and our Board of Trustees is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A Study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The Study found a significant positive link between governance practices favoring shareholders (such as annual trustees election) and firm value.

While management may argue that trustees need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as trustees is exemplary and is deemed beneficial to the best interest of the trust and its shareowners.

The proponent regards and unfounded the concern expressed by some that annual election of all trustees could leave trusts without experienced trustees in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all trustees, such a decision would express dissatisfaction with the incumbent trustees and reflect a need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all trustees, please vote “FOR” this proposal.

Board of Trustees Recommendation:

The Board of Trustees recommends a vote AGAINST the foregoing proposal for the following reasons:

Corporate governance is a matter of balance—balancing the needs of shareholders to hold the Board accountable for its actions with the need to provide the Board with the tools necessary to protect and enhance long-term shareholder value. Our Board continually reviews our corporate governance structure and believes that the current structure that includes a classified board strikes an appropriate balance. Changing from a classified board to annual elections would throw off that balance in a way that could have potential adverse consequences for our shareholders. Accordingly, and for the reasons described below, the Board recommends a vote against the foregoing proposal.

First and foremost, our Board believes that for the Trust, the classified board structure provides the best means for the Board to protect and enhance long-term shareholder value. Our business involves the ownership, management and development of real estate which, by its very nature, requires long-term strategies and planning. This is particularly true for us under our current business plan which depends in part on future development and redevelopment opportunities. A number of our properties, such as Santana Row, Assembly Square and Mid-Pike Plaza, for example, have significant embedded value that can and will only be extracted for the benefit of our shareholders over extended periods of time that could be as much as 10 years or more. In order for our Trustees to do the best job possible in protecting and enhancing shareholder value, they need to fully understand all of the risks and potential opportunities presented by these complex projects. That is difficult if not impossible to do well in a one-year period. As a result, our Board believes it is critical for them to serve terms of more than one year. Without the continuity and multi-year service for trustees that is provided by a staggered board structure, the Board could be in a position of not having a full understanding of the value embedded in our development projects which could result in the Board’s failing to extract all of that value for the benefit of our shareholders.

Our history with Santana Row bears this out. We bought the property in 1997 and began the redevelopment in 2000. This was a large and relatively risky project for the company to take on at the time. There is little doubt that undertaking such a large and risky project had an adverse effect on shareholder value for a period of time. Today, however, Santana Row is a significant contributor to the annual income growth of the company, has a value well in excess of $500 million, and has allowed us to generate more than $150 million of sale proceeds from selling a portion of the residential units that had been constructed. As importantly, there are six remaining entitled parcels of land still to be developed that have significant potential value. The development of those remaining parcels could take 7-10 more years. That would mean that the total development of Santana Row would have taken, from start to finish, nearly 20 years. Had shareholders had the ability to replace the Board entirely in any one given year as a show of dissatisfaction with the Board’s and the company’s performance when we first began our development of Santana Row, our shareholders would have potentially lost out on hundreds of millions of dollars of value creation that has occurred at that property and will continue to occur over the next several years.

Second, to balance the perceived lack of accountability that goes with a staggered board, our Board has put into place a number of other corporate governance practices that provide our shareholders with meaningful opportunities to express their views regarding the performance of our Board or a specific Trustee. These practices include:

•

the use of a majority vote standard for election of Trustees in uncontested elections. Unlike many companies that rely on a plurality vote and have discretion as to whether to accept resignations from board members who do not receive a majority of the votes, our Trustees will not be elected to serve at all unless they receive a majority of the votes cast at an annual meeting. The remainder of the Board has no discretion to override the shareholder directive;

•	the ability of any shareholder to submit a nominee to stand for election at a shareholder annual meeting;

•	the ability for twenty-five percent (25%) of our shareholders to call a shareholder meeting; and

•	the ability for 2/3 of our shareholders to vote to remove a Trustee with or without cause.

We believe these existing practices provide our shareholders with meaningful ways to hold the Board accountable for its actions without jeopardizing the Board’s ability to maximize long-term shareholder value.

Third, to balance the potential for the classified board structure to be used by the Board and management as a way to retain control of the company, our Board amended our Bylaws in 2003 to specify that the Board can never include more than one trustee that is not considered independent under the rules of the SEC, the NYSE and our corporate governance guidelines. This standard goes beyond the standards established by the SEC and NYSE which require only that a majority of the Board be independent. Our Board believed that it was important to impose more stringent independence requirements because it maximized the likelihood that the Board would act independently of management which in turn would maximize the likelihood that the classified board structure would be used to enhance shareholder wealth and not to maintain control.

Finally, Mr. Armstrong’s proposal cites a 2003 study to support his position that a classified Board has a significant adverse impact on a company’s value. Our performance over both the long- and short-term suggests otherwise. The following chart reflects the annualized total return generated by us as well as various indices through December 31, 2007 over some short, medium and longer term periods, all as calculated by Bloomberg assuming reinvestment of dividends.

	1 Year	2 Years	3 Years	5 Years	10 Years	20 Years
Federal Realty	-1%	20%	21%	29%	19%	14%
NAREIT Equity Total Return Index	-16%	7%	9%	18%	11%	12%
S&P 500 Index	6%	11%	9%	13%	6%	12%
Dow Jones Industrial Average	9%	14%	10%	12%	7%	13%
NASDAQ Composite Index	11%	11%	8%	16%	6%	11%

We have had a classified board for the entire period covered by this chart and have been able to deliver returns to our shareholders that meaningfully exceed the returns generated by these indices. These results clearly demonstrate that having a classified board structure in and of itself does not lead to poor performance.

We do not believe that corporate governance is a “one size fits all” concept. To do so would ignore the unique challenges and opportunities of each particular company. An appropriate practice for one company may not be an appropriate practice for another. All of a company’s corporate governance practices need to be viewed in their entirety and evaluated on whether they create an appropriate balance between accountability and the protection and enhancement of shareholder value when considered in the context of the company’s unique circumstances. Focusing on any one particular practice without understanding how it fits into the whole scheme is narrow and short-sighted and could in fact be detrimental to shareholders. We believe that our overall corporate governance practices, including the classified board structure, creates an appropriate balance for this company at this time given our business plan. For these reasons, we recommend that our shareholders vote against Mr. Armstrong’s proposal to request that our Board of Trustees take the actions necessary to declassify the Board.

Vote Required:

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve the shareholder proposal to request that our Board of Trustees take the actions necessary to declassify our board of trustees. If you fail to give any instruction on your proxy card on this matter, the proxies identified on the proxy card will vote AGAINST this proposal. An abstention or broker non-vote will have no effect on the outcome of the vote on this proposal.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE PROPOSAL TO REQUEST THAT OUR BOARD OF TRUSTEES TAKE THE ACTIONS NECESSARY TO DECLASSIFY OUR BOARD OF TRUSTEES.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policies:

Our Code of Business Conduct requires that our Trustees and all of our employees deal with the Trust on an arms length basis in any related party transaction. All transactions between us and any of our Trustees, named executive officers or other vice presidents, or between us and any entity in which any of our Trustees, named executive officers or other vice presidents is an officer or director or has an ownership interest, must be approved in advance by the Audit Committee. Audit Committee approval is not required for us to enter into a lease with an entity in which any of our Trustees is a director, employee or owner of a company so long as the lease is entered into in the ordinary course of ours and the tenant’s businesses and is negotiated at arms-length and on market terms.

Related Party Transactions:

Prior to July 2002, the Trust loaned Mr. Berkes an aggregate of $333,000, which was used to acquire Shares pursuant to option awards made to Mr. Berkes under the 1993 Plan. Mr. Berkes repaid his loan in full on March 26, 2007. The interest rate on Mr. Berkes’ loan prior to its repayment was 7.49%. Mr. Berkes paid us $6,028 in interest during 2007. Federal law prohibits the Trust from making any further loans to its named executive officers.

The following table sets forth the indebtedness to the Trust of the named executive officers as of March 19, 2008:

Name	Title	Maximum Outstanding During 2007	Current Balance of Notes
Donald C. Wood	President and Chief Executive Officer	$0	$0
Larry E. Finger	Executive Vice President—Chief Financial Officer and Treasurer	$0	$0
Dawn M. Becker	Executive Vice President—General Counsel and Secretary	$0	$0
Jeffrey S. Berkes	Executive Vice President—Chief Investment Officer	$333,000	$0

Mr. Thompson, who became a Trustee in July 2007, also serves as the President and Chairman of the Board of Directors of Thompson Hospitality Corporation. Thompson Hospitality Corporation and its subsidiary, Austin Grill, LLC d/b/a Austin Grill, lease from us approximately 17,300 square feet in three of the Trust’s properties under leases that were negotiated prior to Mr. Thompson’s joining the Board. These leases were negotiated at arms length and reflected market conditions at the time each lease was signed. The three leases expire on June 30, 2010, December 31, 2016 and August 31, 2017. Austin Grill paid us approximately $660,000 in rent and other related charges in 2007 and we anticipate receiving approximately the same amount in rent and other related charges in 2008. The Board determined that Mr. Thompson met all independence requirements established by the NYSE, the SEC, the Trust’s Corporate Governance Guidelines and other applicable rules and regulations during his service as a Trustee during 2007 as described in the “Independence of Trustees” section above.

Employment and change-in-control arrangements between the Trust and the named executive officers are described in the “Termination of Employment and Change-in-Control Arrangements” section above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our Trustees and executive officers are required by Section 16(a) of the Exchange Act to file reports of initial ownership and changes of ownership of our Shares with the SEC and with the NYSE. To our best knowledge, based solely on review of copies of such reports furnished to us and written representations that no other reports were required, the required filings of all such Trustees and executive officers were filed timely during 2007.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2007, including the financial statements and financial statement schedules (the “Annual Report”), is being mailed to shareholders with this proxy statement. The Form 10-K includes certain exhibits, which we will provide to you only upon request, addressed to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852. The request must be accompanied by payment of a fee to cover our reasonable expenses for copying and mailing the Annual Report. A copy of the Annual Report is also available online at www.federalrealty.com.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside unless we have received contrary instructions from shareholders. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the Annual Report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any shareholder sharing an address with another shareholder desires at this time to receive a separate copy of this proxy statement and the Annual Report or wishes to receive a separate proxy statement and annual report in the future, or receives multiple copies of the proxy statement and Annual Report and wishes to receive a single copy, the shareholder should provide such instructions by calling our Investor Relations Department at (800) 937-5449, by writing to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852, or by sending an e-mail to Investor Relations at IR@federalrealty.com.

SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS

The cost of this solicitation of proxies will be borne by us. In addition to the use of the mail, we may solicit proxies in person and by telephone or facsimile, and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Shares and reimburse them for their reasonable expenses. We may also hire a proxy solicitation firm at a standard industry compensation rate.

Proposals of shareholders intended to be presented at the 2009 Annual Meeting of Shareholders, including nominations for persons for election to the Board of Trustees, must be received by us no later than November 28, 2008 to be considered for inclusion in our proxy statement and form of proxy relating to such meeting.

The Trustees know of no other business to be presented at the Annual Meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in their discretion.

You are urged to complete, sign, date and return your proxy promptly to make certain your Shares will be voted at the Annual Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States. If you prefer, you may vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

For the Trustees,

Dawn M. Becker

Executive Vice President—General

Counsel and Secretary

YOUR PROXY IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

PLEASE SUBMIT IT TODAY.

ANNUAL MEETING OF SHAREHOLDERS OF

FEDERAL REALTY INVESTMENT TRUST

May 7, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

00003330300000000000 5

050708

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3 AND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

1. To elect the following Trustees for terms expiring as set forth in the accompanying Proxy Statement.

FOR

AGAINST

ABSTAIN

Warren M. Thompson

Donald C. Wood

2. To ratify the appointment of Grant Thornton LLP as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3. To consider a shareholder proposal to request that our Board of Trustees take the actions necessary to declassify our Board of Trustees if properly coming before the meeting or any postponement or adjournment thereof.

4. To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person

FEDERAL REALTY INVESTMENT TRUST

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned, a shareholder of Federal Realty Investment Trust (the “Trust”), hereby constitutes and appoints DAWN M. BECKER and JOSEPH M. SQUERI, or either of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution in each of them for and in the name of the undersigned, to vote and otherwise act at the Annual Meeting of Shareholders of the Trust to be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland on Wednesday, May 7, 2008 at 10:00 a.m., or at any postponement or adjournment thereof, with respect to all of the Common Shares of Beneficial Interest of the Trust which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present, on the following matters.

The undersigned hereby ratifies and confirms all that the aforesaid attorneys and proxies may do hereunder.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement and revokes any proxy previously given with respect to the Annual Meeting.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

FEDERAL REALTY INVESTMENT TRUST

May 7, 2008

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

-OR-

TELEPHONE - Call toll-free 1800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.

-OR-

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

-OR-

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00003330300000000000 5

050708

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3 AND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

1. To elect the following Trustees for terms expiring as set forth in the accompanying Proxy Statement.

FOR

AGAINST

ABSTAIN

Warren M. Thompson

Donald C. Wood

2. To ratify the appointment of Grant Thornton LLP as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3. To consider a shareholder proposal to request that our Board of Trustees take the actions necessary to declassify our Board of Trustees if properly coming before the meeting or any postponement or adjournment thereof.

4. To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such, if the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.